                                                                    EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of November 12, 1998 by and among TREGA BIOSCIENCES, INC., a Delaware corporation ("TREGA"), TBNC ACQUISITION CORPORATION, a Delaware corporation and the wholly-owned subsidiary of Trega ("ACQUISITION CORPORATION"), NAVICYTE, INC., a Delaware corporation ("NAVICYTE"), GEORGE M. GRASS, Ph.D., an individual stockholder, director and officer of NaviCyte, and PATRICK J. SINKO, Ph.D., an individual securityholder, director and officer of NaviCyte (the foregoing individuals, owning all of the outstanding shares of NaviCyte and a majority of the outstanding shares on a fully diluted basis, being herein referred to as the "NAVICYTE MAJORITY STOCKHOLDERS"). NaviCyte and Acquisition Corporation are herein sometimes referred to as the "CONSTITUENT CORPORATIONS," NaviCyte, Acquisition Corporation and Trega are herein sometimes referred to as the "CORPORATE PARTIES" and the Corporate Parties and the NaviCyte Majority Stockholders are herein sometimes referred to as the "PARTIES." This Agreement is entered into with reference to the following facts:

        A. The Parties intend that, subject to the terms and conditions hereinafter set forth, (i) Acquisition Corporation will be merged with and into NaviCyte (the "MERGER") and (ii) all outstanding shares of the Common Stock, par value $0.0001 per share, of NaviCyte ("NAVICYTE COMMON STOCK"), as well as all options to acquire NaviCyte Common Stock, will be converted into the right to receive, in the aggregate, up to (x) 2,500,000 shares of the Common Stock, $0.001 par value, of Trega ("TREGA COMMON STOCK") and (y) $210,000.00 in cash, all in accordance with the provisions and subject to the terms and conditions set forth in this Agreement.

        B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the Merger and the conditions precedent to the consummation of the Merger.

        NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, the Parties agree as follows:


                                    ARTICLE 1

                                   THE MERGER

        1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below) Acquisition Corporation shall be merged with and into NaviCyte in the Merger and the separate corporate existence of Acquisition Corporation shall thereupon cease.

        1.2 Closing. The closing of the Merger (the "CLOSING") shall take place
(i) at the offices of Pillsbury Madison & Sutro LLP, 101 West Broadway Street, San Diego, CA at


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9:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article 5 hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Trega and NaviCyte may agree in writing (in any event, the "CLOSING DATE"). Except as otherwise provided herein, the Closing may be conducted by means of exchange of documents via telecopy, with original documents to be exchanged by overnight mail.

        1.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement shall not have been terminated or abandoned pursuant to Article 7 hereof, the Corporate Parties shall cause a Certificate of Merger in substantially the form attached hereto as EXHIBIT A (the "DELAWARE CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the Delaware General Corporation Law (the "DGCL"). The Merger shall become effective at the time and on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "EFFECTIVE TIME."

        1.4 Effects of the Merger. NaviCyte shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of NaviCyte with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL. At the Effective Time:

               (a) The Certificate of Incorporation of NaviCyte, in the form attached hereto as EXHIBIT B (the "NAVICYTE CHARTER"), shall continue as the Certificate of Incorporation of the Surviving Corporation.

               (b) The bylaws of Acquisition Corporation, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation without change or amendment until altered, amended or repealed as provided for in such bylaws or by law.

               (c) The directors and officers of Surviving Corporation shall be as follows:

        Directors and Chairman:
        -----------------------

        Lawrence D. Muscheck, Ph.D                 Chairman
        George M. Grass, Ph.D.
        Debra K. Liebert

        Officers:

        George M. Grass, Ph.D.                     President and Chief Executive Officer
        Debra K. Liebert                           Treasurer, Chief Financial Officer and Secretary

        1.5 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Corporate Parties or any stockholder thereof, the securities

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of the Constituent Corporations outstanding at the Effective Time shall be converted or treated as follows:

               (a) Capital Stock of Acquisition Corporation. All issued and outstanding shares of capital stock of Acquisition Corporation shall continue to be issued and shall be converted into 100 shares of Common Stock, $0.001 par value, of the Surviving Corporation. Each stock certificate formerly evidencing ownership of any shares of capital stock of Acquisition Corporation shall continue following the Effective Time to evidence ownership of shares of capital stock of the Surviving Corporation.

               (b) Cancellation of NaviCyte-Owned and Trega-Owned Stock. All shares of NaviCyte Common Stock, if any, that are owned directly or indirectly by NaviCyte or Trega shall be canceled, and no stock of Trega or other consideration shall be delivered in exchange therefor.

               (c) Conversion of NaviCyte Common Stock.

                      (i) Per Share Merger Consideration. Other than shares to be canceled pursuant to Section 1.5(b) and fractional shares as provided in Section 1.5(e), each share of NaviCyte Common Stock issued and outstanding immediately prior to the Effective Time, and all rights existing with respect thereto, shall cease to be outstanding and shall be converted, without any action on the part of the holder thereof, into the right, as of the Effective Time, to receive a bundle of consideration comprised of (X) and (Y) (collectively, "PER SHARE MERGER CONSIDERATION") where:

               (X)  =   the quotient of $210,000.00 (the "CASH") divided by
                        the number of shares of NaviCyte Common Stock outstanding as of immediately prior to the Effective
                        Time; and

               (Y)  =   the quotient of 2,500,000 shares of Trega Common Stock
                        (the "TOTAL SHARES") divided by the number of shares of NaviCyte Common Stock outstanding as of immediately prior to the Effective Time on a fully-diluted basis
                        (i.e., assuming that all NaviCyte Options (defined below) were fully vested, all NaviCyte Options were fully exercised and any other contingent rights to acquire shares of NaviCyte Common Stock were also fully exercised)(herein referred to as the "NUMBER OF FULLY
                        DILUTED NAVICYTE SHARES OUTSTANDING");[1] provided, however, that one-fourth (1/4) of the Total Shares to be issued as of the Effective Time (e.g., 625,000 shares of Trega Common Stock if all NaviCyte Options (as defined below) are exercised prior to the

---------------

1 For example, if the capitalization of NaviCyte at the Effective Time is identical to the capitalization of NaviCyte as represented in this Agreement, the Number of Fully Diluted NaviCyte Shares Outstanding would be a total of 2,100,500 shares determined as follows: (i) 1,200,000 shares of NaviCyte Common Stock issued and outstanding; plus (ii) 900,500 shares issuable upon the exercise in full of all outstanding NaviCyte Options.

                        Effective Time) will be placed into the Escrow Account (as defined below) and be subject to the terms thereof as provided in Section 1.5(c)(iii) below. The Total Shares to be issued as of the Effective Time which are not placed into the Escrow Account (e.g., 1,875,000 shares of Trega Common Stock if all NaviCyte Options are exercised prior to the Effective Time) are herein referred to as the "CURRENT SHARES."[2]

        An example of calculations with respect to Per Share Merger Consideration, based on certain assumptions regarding the Number of Fully Diluted NaviCyte Shares Outstanding, is set forth on SCHEDULE 0 attached hereto.

                      (ii) Distribution of Current Shares and Cash. Promptly after the Effective Time, Trega shall make available in exchange for certificates representing shares of NaviCyte Common Stock outstanding immediately prior to the Effective Time in accordance with this Article 1 (including Section 1.8 below) both (x) certificates representing the Current Shares and (y) funds representing, in the aggregate, the Cash. In addition to any restrictions applicable under federal and state securities laws (e.g., as a result of the "restricted" status of the Current Shares under the 1933 Act (defined below)), the Current Shares shall be nontransferable for a period of one year following the Closing Date.

                      (iii) Escrow Shares. An amount of Trega Common Stock representing one-fourth (1/4) of the Total Shares to be issued as of the Effective Time (i.e., up to 625,000 shares of Trega Common Stock - the "ESCROW SHARES") shall be delivered by Trega, promptly following the Effective Time, into the "ESCROW ACCOUNT" as defined in, and pursuant to the terms of, the Escrow Agreement attached hereto as EXHIBIT C (the "ESCROW AGREEMENT"). The Escrow Shares shall (A) be held in the Escrow Account for the benefit of the Entitled Holders (as defined below) on a pro rata basis (as set forth in Section 1.5(c)(iv) below) and shall be released therefrom only when and as provided by the Escrow Agreement, this Agreement and SCHEDULE 1 attached hereto ("SCHEDULE 1"), (B) be subject to the conditions, requirements and agreements set forth in this Agreement (including, without limitation, Trega's Lien (as defined in
        Section 6.1(a) below) and the Offset Right (as defined in Section 6.1(a) below) as set forth in the provisions of Article 6 below and SCHEDULE 1) and (C) not be assignable or transferable unless and until released pursuant to the terms of the Escrow Agreement, this Agreement and
        SCHEDULE 1. During such time as any Escrow Shares remain in the Escrow Account, each Entitled Holder shall be entitled to exercise any and all voting and other consensual rights pertaining to the Escrow Shares then being held for such Entitled Holder's benefit. Entitled Holders also shall be entitled to receive and retain any and all cash dividends paid in respect of such Escrow Shares; provided, however,

--------

2 In the event that all NaviCyte Options are not exercised prior to the Effective Time, then upon the exercise of any Trega Substitute Option (as defined in Section 1.5(d) below) following the Effective Time, one-fourth (1/4) of the shares of Trega Common Stock thereupon issuable shall be "Escrow Shares" as provided in SCHEDULE 2 attached hereto.

        that any and all of the following shall be issued and/or delivered by Trega or any third party into the Escrow Account to be held pursuant to the terms of this Agreement (including, without limitation, subject to the Offset Right and Trega's Lien) and the Escrow Agreement, and shall constitute "Escrow Shares" for all purposes hereunder: (x) dividends paid or payable (other than in cash) and instruments and other property received, receivable or otherwise distributed or distributable in respect of or in exchange for any Escrow Shares; (y) any and all cash paid, payable or otherwise distributed in respect of any Escrow Shares (whether in redemption of or exchange for any Escrow Shares or otherwise), except for any cash dividends as provided above; and (z) any and all securities or property which may be paid in respect of any Escrow Shares by reason of any consolidation, merger, exchange of shares, conveyance of assets, liquidation or similar event affecting Trega or the securityholders of Trega (an "EVENT"). Furthermore, in the event that Trega, at any time or from time to time after the Effective Time, shall effect a subdivision of the outstanding shares of Trega Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a dividend in Trega Common Stock or any right to acquire Trega Common Stock), or in the event that the outstanding shares of Trega Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Trega Common Stock, then the Escrow Shares shall be treated in the same manner as such outstanding shares of Trega Common Stock.

        Notwithstanding the foregoing or any other provision of this Agreement (including, without limitation, SCHEDULE 1), in the event that the employment of George M. Grass, Ph.D. is terminated by Trega or NaviCyte, or any successor entity, following any Event and without Cause (as defined below), then the date of any such termination shall be deemed to be the Second Anniversary for purposes of SCHEDULE 1 attached hereto. "CAUSE" shall mean a decision to terminate the employment of Dr. Grass for any (1) material failure to perform his job, (2) breach of any employment agreement, (3) violation of applicable policy(ies), (4) insubordination, (5) failure to devote full time and energy to the business of Trega, NaviCyte or any successor entity, (6) failure to protect the trade secrets of any such entity or (7) other conduct which, in the good faith judgment of the board of directors of any such entity, is inconsistent with the performance by Dr. Grass of his job at a reasonable level of competence.

                      (iv) Distribution of Escrow Shares. Escrow Shares shall be distributed to persons entitled thereto as and when provided in SCHEDULE
        1. For each former stockholder of NaviCyte to whom Current Shares were available for exchange at the Effective Time (each being an "ENTITLED HOLDER"), promptly following such time as any amount of Escrow Shares (a "TRANCHE") may become distributable pursuant to SCHEDULE 1 (i.e., the related contingencies, including timing, with respect to such Tranche are met or observed pursuant to SCHEDULE 1), Trega shall cause to be distributed to such Entitled Holder a number of Escrow Shares which shall represent such Entitled Holder's proportionate amount of such Tranche (together with any cash in lieu of fractional shares as provided in Section 1.5(e) below); provided, however, that notwithstanding any other provision of this Agreement to the contrary (including, without limitation, SCHEDULE 1), if, when a distribution of Escrow Shares would otherwise occur under the provisions of this Agreement, Trega shall have made, in accordance with the provisions of Section 6.2 below, a good faith claim to exercise its Offset Right (as defined in Section 6.1(a) below) which claim has not been perfected or has otherwise been objected to (as provided in Section 6.3 below), an amount of such Escrow Shares having a value equal to the Damages (as defined in Section 6.1(a) below) at issue (pursuant to Section 6.2 below) shall be withheld from distribution until such time as either (x) the claim has been perfected, in which case the Offset Right shall apply against such shares, or (y) resolution of the objection has been ultimately determined (e.g., without the possibility of further appeal), in which case the consequences of such determination shall ensue.

        Each Entitled Holder's proportionate amount of a Tranche shall be the product of (A) multiplied by (B) where:

               (A) Is the number of shares of Trega Common Stock comprising such Tranche; and

               (B) Is the quotient of (x) the number of issued and outstanding shares of NaviCyte Common Stock held by such Entitled Holder immediately prior to the Effective Time divided by (y) the Number of Fully Diluted NaviCyte Shares Outstanding.

        With respect to shares of NaviCyte Common Stock issued and outstanding immediately prior to the Effective Time, Trega shall be entitled to treat those holders properly surrendering Certificates to Trega or Trega's transfer agent (as Trega may determine) as the Entitled Holders.

               (d) [RESERVED].

               (e) Fractional Shares. No fractional shares of Trega Common Stock shall be issued (whether in connection with the distribution of Current Shares or a Tranche, upon the exercise of any Trega Substitute Option (as defined below), or otherwise), but in lieu thereof each person who would otherwise be entitled to receive a fraction of a share of Trega Common Stock (after aggregating all fractional shares of Trega Common Stock which may then be received by such person) shall receive from Trega an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) the fraction of a share of Trega Common Stock to which such holder would otherwise be entitled multiplied by (ii) the closing price of Trega Common Stock quoted on the Nasdaq National Market on the trading day immediately preceding the Closing Date.

               (f) Legends. Certificates evidencing Current Shares shall bear the following two legends (or their substantial equivalents) and certificates evidencing Escrow Shares shall bear the first of the following two legends (or its substantial equivalent):

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT
        BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE

        "SECURITIES ACT"), AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED AND QUALIFIED OR UNLESS EXEMPTIONS ARE AVAILABLE, TO THE SATISFACTION OF THE ISSUER, OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL [_____________ __, 1999] [ONE YEAR FOLLOWING THE CLOSING DATE].

        1.6 NaviCyte Stock Options. With respect to each option to purchase NaviCyte Common Stock outstanding as of immediately prior to the Effective Time and which is not being exercised prior to the Effective Time (together, the "NAVICYTE OPTIONS"):

        (a) NaviCyte shall (intending to affect adversely those holders of NaviCyte Options who do not agree to accept a Trega Substitute Option (as defined below) in lieu of all rights under their NaviCyte Options) terminate all rights of any holder of any NaviCyte Option as of the Effective Time without any acceleration of vesting or any other acceleration or modification of rights with respect thereto; and

        (b) Trega shall assume the related pre-Effective Time obligations of NaviCyte with respect to any such NaviCyte Option (as well as related obligations, if any, under the 1997 NaviCyte Stock Plan - a copy of which is attached as EXHIBIT 2-A to SCHEDULE 2 attached hereto), subject to the modification of the terms of any such NaviCyte Option (and the rights of any holder thereof) to comply with the terms set forth on
        SCHEDULE 2 attached hereto (including, without limitation, that (i) any such NaviCyte Option, from and after the Effective Time, shall be exercisable solely for shares of Trega Common Stock under the terms provided for on SCHEDULE 2 attached hereto and (ii) no further vesting shall occur under any NaviCyte Option or Trega Substitute Option). Collectively, any option-related obligations assumed by Trega pursuant to this paragraph (b) are herein referred to as the "TREGA SUBSTITUTE OPTIONS".

        1.7 Dissenting NaviCyte Shares. Without limiting the provisions of Sections 5.2(c) and 5.2(k) below, shares of NaviCyte Common Stock which are not voted in favor of the Merger and with respect to which a demand for payment and appraisal in respect of the Merger shall have been properly made in accordance with the DGCL ("DISSENTING NAVICYTE SHARES") shall not be converted into present and contingent rights to receive Per Share Merger Consideration as set forth in
Section 1.5 above unless and until the holder of such shares withdraws its demand or becomes ineligible for such payment and appraisal. If a holder of Dissenting NaviCyte Shares shall withdraw its demand for such payment and appraisal or shall become ineligible for such payment and appraisal, then as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting NaviCyte Shares shall cease to be Dissenting NaviCyte Shares and shall be converted into the right to receive, and shall be exchangeable for, the present and contingent rights to receive Per Share Merger Consideration into which such Dissenting NaviCyte Shares would have been converted pursuant to Section 1.5 above (subject, without limitation, to the delivery of one-fourth (1/4) of the shares of Trega Common Stock represented thereby into the Escrow Account as provided in Section 1.5(c)(iii) above).

        1.8 Exchange of Certificates for Current Shares.

               (a) Letter of Transmittal. As soon as practicable after the Effective Time, Trega shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of NaviCyte Common Stock (the "CERTIFICATES") and who has not surrendered their Certificates at the Closing, a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for Current Shares and Cash. Upon surrender of a Certificate for cancellation to Trega or Trega's transfer agent (as Trega may determine), the holder of such Certificate shall be entitled to receive in exchange therefor an amount of Current Shares, a portion of the Cash and a payment in lieu of any fractional Current Share, all as determined pursuant to Section 1.5 above. Each Certificate so surrendered shall thereupon be canceled.

               (b) Transfers of Shares. In the event of a transfer of ownership of NaviCyte Common Stock which is not registered in the transfer records of NaviCyte, any stock certificates representing Current Shares, the applicable portion of the Cash and any cash in lieu of any fractional Current Share may be delivered to a transferee if the Certificate representing the right to receive such Merger consideration is presented to Trega and accompanied by all documents required or advisable to evidence and effect such transfer (including evidence regarding compliance with applicable securities laws and that any applicable taxes have been paid or withheld).

               (c) Lost Certificates. Trega shall follow the same procedure with respect to lost, stolen or mutilated Certificates as it follows with respect to lost, stolen or mutilated certificates representing shares of Trega Common Stock.

               (d) Status of Unexchanged Shares. Unless and until a Certificate shall be surrendered as provided in this Section 1.8, or procedures respecting lost, stolen or mutilated Certificates are followed, the holder of the Certificate shall not be entitled to receive (i) any Current Shares, (ii) any Cash, (iii) any Escrow Shares or (iv) any cash for any fractional shares. Any dividends paid or other distributions made to holders of record of Trega Common Stock after the Effective Time shall, insofar as any Current Shares or Escrow Shares issuable in exchange for unexchanged certificates are concerned, be paid to and retained by Trega and paid over to such holder when such Certificate is surrendered or such procedures are followed in accordance with this Section 1.8.

        1.9 No Further Ownership Rights in NaviCyte Securities. All Trega Common Stock, Cash and rights to acquire Trega Common Stock delivered upon the surrender for exchange of, or deemed to be issued in replacement of, NaviCyte Common Stock and NaviCyte Options (collectively, the "NAVICYTE SECURITIES") in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such NaviCyte Securities. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the NaviCyte Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged only as provided in this Article 1.

        1.10 Accounting/Tax Treatment.

               (a) The Corporate Parties intend that the purchase method of accounting will be used by Trega to account for the Merger.

               (b) Tax Treatment. The Corporate Parties intend that the Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

        1.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments or assurances in law or any other actions or things are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, property or assets of Acquisition Corporation as a result of, or in connection with, the Merger or (b) otherwise to carry out the purposes of this Agreement, Acquisition Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, bills of sale, assignments and assurances in law and to take and do all such other actions as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Acquisition Corporation or otherwise to take any and all such actions.


                                    ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF NAVICYTE
                       AND NAVICYTE MAJORITY STOCKHOLDERS

        Except as otherwise set forth in SCHEDULE 3 (the "NAVICYTE DISCLOSURE SCHEDULE") delivered to Trega prior to the execution of this Agreement and attached hereto (it being agreed that for any item set forth in the NaviCyte Disclosure Schedule having relevance to more than one of the following sections of this Article 2, disclosure in any one section shall constitute disclosure for purposes of all applicable sections of the NaviCyte Disclosure Schedule), NaviCyte and each of the NaviCyte Majority Stockholders, jointly and severally, represents, warrants and covenants to Trega and Acquisition Corporation as follows:

        2.1 Organization. NaviCyte is a corporation (a) duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) duly qualified and in good standing to do business as a foreign corporation in the State of Nevada. NaviCyte is not required to be qualified to do business in any other jurisdiction. NaviCyte has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. NaviCyte has heretofore delivered to Trega true, correct and complete copies of the NaviCyte Charter and NaviCyte's Bylaws (the "NAVICYTE BYLAWS") and all amendments thereto through and including the Closing Date, and true, correct and complete copies of the minutes of all meetings and other corporate actions of the directors, committees of the directors and of the stockholders of NaviCyte since inception.

        2.2 Capital Structure. The authorized capital stock of NaviCyte consists of 10,000,000 shares of NaviCyte Common Stock and 3,000,000 shares of preferred stock ("NAVICYTE PREFERRED STOCK"). Immediately prior to the Effective Time, (a) 1,200,000 shares of NaviCyte Common Stock will be issued and outstanding, (b) 900,500 shares of NaviCyte Common Stock will be reserved for issuance upon exercise of the NaviCyte Options, and (c) no shares of NaviCyte Preferred Stock will be issued and outstanding. A true, correct and complete list of holders of NaviCyte Common Stock and NaviCyte Options, showing the number of shares and options held by each such securityholder, is attached hereto as SCHEDULE 2.2. All of the outstanding shares of NaviCyte Common Stock as well as the NaviCyte Options have been issued or granted in compliance with applicable federal and state securities laws. All of the outstanding shares of NaviCyte Common Stock are, and any shares of NaviCyte Common Stock issuable upon exercise of any NaviCyte Options when issued pursuant to such exercise will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the NaviCyte Charter, the NaviCyte Bylaws, the DGCL or any agreement to which NaviCyte is a party or is bound.

        2.3 Obligations With Respect to Capital Stock. NaviCyte has provided or shall provide any required notices of the Merger or the transactions contemplated hereby to (or obtain required consents for the Merger or the transactions contemplated hereby from) the holders of all NaviCyte Securities. Except as set forth in Section 2.2 above, (a) there are no equity securities of any class of NaviCyte, or any security or obligation exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (b) there are not any options, warrants, calls, rights, commitments or agreements of any character (i) to which NaviCyte is a party or by which NaviCyte is bound obligating NaviCyte to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of NaviCyte or obligating NaviCyte to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, or (ii) which could obligate Trega to issue or deliver any Per Share Merger Consideration, any portion of the Per Share Merger Consideration, other securities or cash. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of shares of capital stock of NaviCyte or with respect to the purchase by any person or entity, or the repurchase by NaviCyte, of any capital stock or other securities of NaviCyte.

        2.4 Equity Investments. NaviCyte does not own and has not subscribed or otherwise agreed to purchase any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

        2.5 Authority. NaviCyte has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of NaviCyte. This Agreement and related agreements have been duly executed and delivered by NaviCyte, and such agreements constitute valid and binding obligations of NaviCyte enforceable in accordance with their terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). With the exception of a requirement for consent with respect to certain lease agreements identified on SCHEDULE 2.5 attached hereto, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (a) any provision of the NaviCyte Charter or the NaviCyte Bylaws, (b) any agreement or contract or any instrument, permit, franchise, license, judgment or order applicable to NaviCyte or its properties or assets or, (c) to the Best Knowledge (as defined in Section
8.10 below) of NaviCyte or the NaviCyte Majority Stockholders, any local, state, federal or foreign statute, law, ordinance, regulation or rule applicable to NaviCyte or its properties or assets. There are no consents, waivers or approvals ("CONSENTS") of third parties applicable to NaviCyte or its operations or business that are required to be obtained by NaviCyte or the NaviCyte Majority Stockholders in connection with the execution and delivery of this Agreement by such parties and the performance of their respective obligations hereunder. No Consent, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "GOVERNMENTAL ENTITY") is required by or with respect to NaviCyte or the NaviCyte Majority Stockholders in connection with the execution and delivery of this Agreement by such parties and the consummation of the transactions contemplated hereby, except for (a) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State and (b) the filing of a Form D with the Securities and Exchange Commission (the "SEC") (with reference to Section 4.9 below).

        2.6 Financial Statements. Attached hereto as SCHEDULE 2.6 is (a) NaviCyte's unaudited balance sheet as of June 30, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the nine (9) month period ended June 30, 1998 and (b) NaviCyte's unaudited balance sheet as of September 30, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the twelve (12) month period then ended. The unaudited balance sheet at June 30, 1998 is hereinafter referred to as the "NAVICYTE BALANCE SHEET," and all such financial statements are hereinafter referred to collectively as the "NAVICYTE FINANCIAL STATEMENTS." The NaviCyte Financial Statements have been prepared on a consistent basis during the periods involved, are in accordance with NaviCyte's books and records, and fairly present the financial position of NaviCyte and the results of its operations as of the dates and for the periods indicated thereon. At the date of the NaviCyte Balance Sheet (the "NAVICYTE BALANCE SHEET DATE") and as of the Closing Date, NaviCyte had and has no liabilities or obligations, secured or unsecured (whether accrued, abso-lute, contingent or otherwise - collectively, "LIABILITIES") not reflected on the NaviCyte Balance Sheet except for Liabilities (x) as may have arisen in the ordinary course of business prior to the date of the NaviCyte Balance Sheet and which, under generally accepted accounting principles ("GAAP"), would not have been required to be reflected on the NaviCyte Balance Sheet and (y) incurred in the ordinary course of business since the date of the NaviCyte Balance Sheet which are usual and normal in amount, but in any event not greater than $50,000.00 in the aggregate (inclusive of clauses (x) and (y)).

        2.7 Business Changes. Since the NaviCyte Balance Sheet Date (except as otherwise expressly noted below with respect to a different "base date"), except as otherwise contemplated by this Agreement or any other agreement between Trega and NaviCyte or as otherwise set forth on SCHEDULE 2.7 attached hereto, NaviCyte has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

               (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations or Liabilities of NaviCyte (with a "base date" for measuring Liabilities, for purposes of this clause (a), of September 30, 1998) which, in the aggregate, have had or may be reasonably expected to have a material adverse effect on the condition, business, net worth, assets, properties or operations of NaviCyte.

               (b) NaviCyte has not issued, nor authorized for issuance, nor entered into any commitment to issue, any equity security, bond, note or other security of NaviCyte, except for shares of NaviCyte Common Stock issuable upon the exercise of the outstanding NaviCyte Options as referenced on SCHEDULE 2.2 attached hereto.

               (c) NaviCyte has not incurred additional debt for borrowed money, nor incurred any Liability (with a "base date" for measuring Liabilities, for purposes of this clause (c), of September 30, 1998).

               (d) NaviCyte has not paid any Liability, nor discharged, settled or satisfied any claim, lien or encumbrance, except for current Liabilities in the ordinary and usual course of business and in any event not in excess of $10,000.00 for any single occurrence or $50,000.00 in the aggregate.

               (e) NaviCyte has not authorized, declared or made any dividend, payment or other distribution on or with respect to any capital stock of NaviCyte.

               (f) NaviCyte has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any capital stock of NaviCyte.

               (g) NaviCyte has not mortgaged, pledged, or otherwise, voluntarily or involuntarily, encumbered or granted a lien or security interest in any of its assets or properties, except for liens for current taxes which are not yet delinquent.

               (h) NaviCyte has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible (except for the sale of inventory in the ordinary course of business or for assets or properties which are immaterial, either alone or in the aggregate).

               (i) NaviCyte has not (i) purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity or (ii) made any expenditure or commitment for the purchase, license, acquisition, construction or improvement of a capital asset.

               (j) NaviCyte has not entered into any transaction or contract, or made any commitment to do the same, where more than $10,000.00 in value for any single such transaction or contract is at issue, or where more than $50,000.00 in aggregate value for all such transactions and contracts is at issue.

               (k) NaviCyte has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined below).

               (l) NaviCyte has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

               (m) NaviCyte has not effected or agreed to effect any change in its directors, officers, employees, consultants or advisors, and no officer, employee, consultant or advisor of NaviCyte has indicated that he or she intends to terminate his or her employment or relationship with NaviCyte.

               (n) NaviCyte has not effected or committed itself to effect any amendment or modification of the NaviCyte Charter or the NaviCyte Bylaws.

               (o) To the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no statute has been enacted nor has any rule or regulation been adopted by any state where laws apply to the business of NaviCyte or any federal or foreign agency or authority which may reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties, employees, operations or Liabilities of NaviCyte which has not yet been reflected in the operating results of NaviCyte.

        2.8 Properties.

               (a) NaviCyte owns no real property. The NaviCyte Balance Sheet reflects all of the real and personal property used by NaviCyte in its business or otherwise held by NaviCyte. Except as reflected in the notes to the NaviCyte Balance Sheet, NaviCyte has good and marketable title to all assets and properties listed on the NaviCyte Balance Sheet or thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet delinquent. All of the fixed assets and properties reflected on the NaviCyte Balance Sheet or thereafter acquired are in satisfactory condition and repair (normal wear and tear excepted) for the requirements of the business as presently conducted by NaviCyte.

               (b) NaviCyte is, and at all times has been, in material compliance with all local, state and federal statutes, orders, rules, ordinances and regulations relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. "HAZARDOUS SUBSTANCES" shall mean any pollutant, contaminant, material, substance or waste regulated, restricted or prohibited by any law, regulation or ordinance or designated by any governmental agency to be hazardous, toxic, radioactive, biohazardous or otherwise a danger to health or the environment.

               (c) Except as set forth on SCHEDULE 2.8 attached hereto, (i) NaviCyte has not used any Hazardous Substances in its operations and (ii) there are no Hazardous Substances currently on any premises leased or occupied by NaviCyte, nor have there ever been at any time during NaviCyte's occupancy, nor, to the Actual Knowledge (as defined in Section 8.10 below) of NaviCyte or the NaviCyte Majority Stockholders, have there ever been at any other time (whether before or after NaviCyte's occupancy). No Hazardous Substances have ever been disposed of on or about such premises by NaviCyte nor, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, by any third party; and NaviCyte has not disposed of any materials at any site being remediated or, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, investigated for contamination or possible contamination of the environment.

               (d) There have been no judicial or administrative proceedings or other investigations and there are no judicial or administrative proceedings or other investigations pending or, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, threatened alleging violation by NaviCyte of any local, state or federal laws respecting land use, pollution or protection of the environment including, without limitation, laws regulating the use, storage, transportation or disposal of Hazardous Substances. NaviCyte has not received any notice of any investigation, claim or proceeding against NaviCyte by any individual or governmental entity relating to Hazardous Substances. Without limiting the other provisions of this Section 2.8, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, there exists no fact or circumstance which could involve NaviCyte in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon NaviCyte.

               (e) SCHEDULE 2.8 attached hereto includes a complete list of all real property leased or occupied at any time by NaviCyte. All such property leased or occupied by NaviCyte is or was held or occupied under valid and enforceable leases or licenses and neither real property leased or occupied by NaviCyte (to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders) nor the operations of NaviCyte thereon violate any applicable building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exemptions.

               (f) SCHEDULE 2.8 attached hereto includes a true, correct and complete list of all permits, consents and approvals which NaviCyte is required to have under local, state and federal laws respecting land use, pollution or protection of the environment for the construction, maintenance or operation of its facilities and the conduct or operation of its business. NaviCyte has obtained each and every one of such permits, consents and approvals and is, and at all times has been, in full compliance with each and every one of the terms and conditions thereof. Further, all of the listed permits, consents and approvals are in full force and effect, none have been modified, and there is no proceeding pending or, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, threatened which may result in the reversal, rescission, termination, modification or suspension of any such permit, consent or approval.

               (g) NaviCyte has kept all records and made all filings required to be made by NaviCyte under or pursuant to all applicable local, state and federal laws relating to land use, pollution and protection of the environment with respect to all exposures, emissions, discharges and releases into the environment and the proper use, storage, transportation and disposal of all Hazardous Substances.

        2.9 Personal Property. A true, correct and complete list of all personal property assets having a fair market value in excess of $1,000.00 and all computer software used in the conduct of NaviCyte's business (collectively, the "SCHEDULED ASSETS") is attached hereto as SCHEDULE 2.9. NaviCyte has good and marketable title to (or, as expressly disclosed on SCHEDULE 2.9, together with a summary of the lease terms, a valid leasehold interest in) the Scheduled Assets free and clear of any lien, claim or Liability. The Scheduled Assets are in good condition and repair in all respects (normal wear and tear excepted) and are suitable for the conduct of NaviCyte's business.

        2.10 Taxes. NaviCyte has duly filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed, which returns are accurate and complete, and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any Governmental Entity (all such items are collectively referred to herein as "TAXES"). The NaviCyte Balance Sheet fully accrues or reserves for all current and deferred Taxes. NaviCyte is not a party to any pending action or proceeding, nor, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, is any such action or proceeding threatened by any Governmental Entity for the assessment or collection of Taxes. Since the NaviCyte Balance Sheet Date, no liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for Taxes not yet delinquent. NaviCyte is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and has never been included on any consolidated, combined or unitary return with any entity.

        2.11 Compensation/Change in Control. A true, correct and complete list of all directors, officers, employees or consultants of NaviCyte as of the date hereof, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof, is attached hereto as SCHEDULE 2.11. There are no provisions, contracts, agreements, terms or arrangements relating to any amounts or benefits payable to any person or entity (whether currently payable or payable in the future) relating to a change in control of NaviCyte (including, without limitation, a change in control effected by the Merger).

        2.12 Increases in Compensation. Except as set forth in SCHEDULE 2.12, since the NaviCyte Balance Sheet Date, NaviCyte has not paid or committed itself to pay to or for the benefit of any of its directors, officers, employees, consultants, advisors or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect on the NaviCyte Balance Sheet Date, nor has NaviCyte effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

        2.13   Compliance with Law.

               (a) All material licenses, franchises, permits, clearances, consents, certificates and other evidences of authority of NaviCyte which are necessary to the conduct of NaviCyte's operations or business ("PERMITS") are in full force and effect and NaviCyte is not in violation of any Permit in any respect. The business of NaviCyte has been conducted in compliance with all applicable laws, regulations, orders and other requirements of governmental authorities, including, without limiting the generality of the foregoing, all laws, regulations and orders relating to employment practices and procedures, the health and safety of employees and export controls.

               (b) There have been no judicial or administrative proceedings or other investigations and there are no judicial or administrative proceedings or other investigations pending or, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, threatened alleging violation by NaviCyte of any local, state, federal or foreign laws, regulations and orders respecting the business of NaviCyte including, without limitation, laws, regulations and orders promulgated under or by the Clinical Laboratory Improvement Act, the Food and Drug Administration Act and any foreign, federal, state or local agencies regulating clinical or research laboratories; and NaviCyte has not received any notice of any investigation, claim or proceeding against NaviCyte by any such governmental entity and, to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no fact or circumstance exists which could involve NaviCyte in any such litigation, proceeding, investigation or claim or impose any such liability upon NaviCyte.

        2.14 Litigation. There is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against NaviCyte, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, none have been threatened. To the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no facts exist which, if known to stockholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation. NaviCyte is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

        2.15 Products and Services. All products manufactured or services provided by NaviCyte heretofore and prior to the Effective Time have complied and shall continue to comply in all respects with all warranties, express or implied, applicable thereto. NaviCyte has not in any respect misrepresented its products or services or employed misleading or deceptive advertising, packaging or labeling in connection with the sale of its products or services.

        2.16   Contracts.

               (a) A complete list of each executory contract and agreement in the following categories to which NaviCyte is a party, or by which it or its assets or properties are bound in any respect, is attached hereto as SCHEDULE
2.16 (copies of which have been provided to Trega):

                      (i) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $10,000.00 (combining, for this purpose, any series of agreements with the same party or its affiliated entities);

                      (ii) contracts or agreements for the joint performance of work or services, and all other joint venture agreements;

                      (iii) management or employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements;

                      (iv) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness;

                      (v) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);

                      (vi) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any capital stock of NaviCyte;

                      (vii) contracts or agreements with agents, brokers, consignees, sale representatives or distributors;

                      (viii) contracts or agreements with any director, officer, employee, consultant or stockholder;

                      (ix) powers of attorney or similar authorizations granted by NaviCyte to third parties;

                      (x) licenses, sublicenses, royalty agreements and other contracts or agreements to which NaviCyte is a party, or to which the business or any properties or assets of NaviCyte are otherwise subject (including, without limitation, those arrangements relating to Proprietary Rights (as defined below)); and

                      (xi) to the extent not listed elsewhere in this Agreement, all other contracts material to the business of NaviCyte as presently conducted and as proposed to be conducted.

               (b) Neither NaviCyte nor any of its officers, directors, consultants, agents or representatives has entered into any contract or agreement containing covenants limiting the right of NaviCyte or its officers or directors, or, to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, its consultants, agents or representatives to compete in any business or with any person.

As used in this Agreement, the terms "CONTRACT" and "AGREEMENT" include every contract, agreement, commitment, understanding and promise.

        2.17 No Default.

               (a) Each of NaviCyte's contracts, agreements or other instruments (including, without limitation, those referred to in SCHEDULE 2.16 attached hereto) is a legal, binding and enforceable obligation by or against NaviCyte, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no party with whom NaviCyte has an agreement or contract is in default thereunder or has breached any terms or provisions thereof.

               (b) NaviCyte has performed, or is now performing, the obligations of, and NaviCyte is not in default (or would by the lapse of time and/or the giving of notice be in default) in respect of, any contract, agreement or commitment binding upon it or any of its assets or properties. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of NaviCyte, nor has NaviCyte received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by NaviCyte or any third party with respect to their respective obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other party(ies) thereto.

               (c) To the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, the provisions of any and all agreements to which NaviCyte is a party or by which it is bound comply in all respects with the laws of applicable jurisdictions. NaviCyte has performed all obligations required to be performed by it and is not in default in any respect under any agreement, lease or other instrument to which it is a party or by which it or its assets or properties are bound; and no event has occurred which, with notice or lapse of time, or both, would constitute such a default.

        2.18 Proprietary Rights.

               (a) SCHEDULE 2.18(a) attached hereto sets forth a true, correct and complete list of any and all patents, patent applications, computer programs, trade secrets, copyrights, inventions, drawings, designs, data, trademarks, trade names, service marks, proprietary know-how, information and any and all other rights which have been used in NaviCyte's business as it has been conducted, which are being used in NaviCyte's business as it is now being conducted or which NaviCyte presently contemplates using in NaviCyte's Proposed Business (as defined below) (collectively, the "NAVICYTE PROPRIETARY RIGHTS"). Such list includes, as applicable:

                      (i) The title of the patent, mark or copyright, or patent, mark or copyright application constituting such NaviCyte Proprietary Right;

                      (ii) The jurisdictions by or in which such NaviCyte
               Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed or is pending, including the respective registration or application numbers; and

                      (iii) Material licenses, sublicenses, research agreements, collaborations, joint development and similar agreements with licensors, licensees or sublicensees as to which NaviCyte or any of its affiliates is a party.

For purposes of this Section 2.18, NaviCyte's "PROPOSED BUSINESS" shall mean the business of NaviCyte as it is assumed to be conducted in the financial projections of NaviCyte which are attached hereto as SCHEDULE 2.18(b).

               (b) Except as set forth on SCHEDULE 2.18(c) attached hereto, NaviCyte owns exclusively (without any license to, right of or claim by any third party) all of the NaviCyte Proprietary Rights. For each right listed thereon, SCHEDULE 2.18(c) includes information regarding the owner of such right, the terms under which NaviCyte utilizes such right and, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, the claims or rights of any third parties with respect to such right. With respect to the rights listed on SCHEDULE 2.18(c) hereto, such rights are, to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, free of any unresolved ownership disputes or claims of any third party; and otherwise, the NaviCyte Proprietary Rights are free of any such disputes or claims.

               (c) NaviCyte's rights under or to NaviCyte Proprietary Rights constitute all rights (whether under or to patents, patent applications, computer programs, trade secrets, copyrights, inventions, drawings, designs, data, trademarks, trade names, service marks, proprietary know-how, information or otherwise) necessary to conduct (i) the business of NaviCyte as it has been conducted, (ii) the business of NaviCyte as it is now being conducted or (iii) NaviCyte's Proposed Business (clauses (i), (ii) and (iii) being hereinafter referred to as "NAVICYTE'S BUSINESS"); provided, however, that excluded from the application of the foregoing clause (iii) are rights to claims under patents issued in the United States to third parties after the Agreement Date to the extent that such rights, claims or patents (and any associated applications) were not known to NaviCyte or the NaviCyte Majority Stockholders as of the Agreement Date and could not have been known (e.g., upon the review of any publicly available information) as of the Agreement Date (with the rights that are the subject of this proviso being hereinafter referred to as the "EXCLUDED RIGHTS").

               (d) To the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders and except as set forth on SCHEDULE 2.18(d) attached hereto, there is no unauthorized use, infringement or misappropriation of any NaviCyte Proprietary Right by any third party (including, without limitation, any current or former employee, officer, director, consultant or advisor of NaviCyte). None of the NaviCyte Proprietary Rights has been a subject of any litigation or other claim, action, dispute or proceeding regarding validity (whether currently pending or concluded), nor, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, is any such litigation or other claim, action, dispute or proceeding threatened.

               (e) NaviCyte has received from each current or former officer, employee, advisor or consultant of NaviCyte an agreement providing NaviCyte with title and ownership to all NaviCyte Proprietary Rights developed or held by such individual, by assignment or otherwise, and NaviCyte owes no obligation to any person or entity with respect thereto (including, without limitation, any royalty payment obligation). Except as set forth on SCHEDULE 2.18(c), all of such agreements are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

               (f) No one has asserted to NaviCyte that NaviCyte's Business (including, without limitation, its research and development strategies, methods, processes and inventions) conflict with or infringe, and, to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, NaviCyte's Business does not conflict with or infringe, any Proprietary Rights (as defined below) owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against NaviCyte with respect to any Proprietary Rights (including, without limitation, the NaviCyte Proprietary Rights) and, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, none has been threatened. Except for the rights of third parties listed on SCHEDULE 2.18(c) attached hereto and any Excluded Rights, there are no facts or alleged facts which would reasonably serve as a basis for any claim that NaviCyte does not have the right to use, free of any rights or claims of others, any of the NaviCyte Proprietary Rights. For purposes of this Section 2.18, "PROPRIETARY

RIGHTS" means any and all rights under or to patents, patent applications, computer programs, trade secrets, copyrights, inventions, drawings, designs, data, trademarks, trade names, service marks, proprietary know-how, information or other rights.

               (g) A list of any proceedings before any patent or trademark authority to which NaviCyte is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, office actions, interferences, priority contests, oppositions and protests, is attached hereto as SCHEDULE 2.18(e). Such list also includes any pending applications for reissue or reexamination of a patent.

               (h) NaviCyte has taken all commercially reasonable measures to maintain the confidentiality of the processes and formulae, technical strategies, methods, inventions, trade secrets, research and development results and other know-how, the value of which to NaviCyte or Trega is contingent upon maintenance of the confidentiality thereof.

               (i) Each current and former employee, officer, consultant and advisor of NaviCyte has executed a commercially reasonable and valid and enforceable employee secrecy agreement. To the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no current or former employee, officer, consultant or advisor of NaviCyte is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, employee secrecy agreement or any other contract or agreement relating to the relationship of any such person with NaviCyte or any previous employer.

               (j) Without limiting the foregoing: (i) with respect to each patent which is included within the NaviCyte Proprietary Rights, there is no basis for invalidating any claim therein and, to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no suggestion or assertion has been made that any such claim is invalid or unenforceable; and (ii) with respect to each patent application which is set forth on SCHEDULE 2.18(j) attached hereto: (A) the patent applications listed on SCHEDULE 2.18(j) represent a complete list of the patent applications in or to which NaviCyte has any right, title or interest; (B) each such application has been properly prepared and filed and is presently being diligently pursued by NaviCyte; (C) NaviCyte has the enforceable right to receive assignment of the entire right, title and interest in and to each such application from any and all inventors with respect thereto without the payment of any further consideration whatsoever; and (D) to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, (x) the claims set forth in each such application contain patentable subject matter under applicable laws (including, without limitation, in the United States) and (y) no suggestion or assertion has been made that any such claim would, when a related patent is issued, be invalid or unenforceable.

        2.19 Insurance. NaviCyte has provided Trega with true, correct and complete copies of all policies of insurance to which NaviCyte is a party or is a beneficiary or named insured. A list of such policies is attached hereto as
SCHEDULE 2.19. NaviCyte has in full force and effect, with all premiums due thereon paid, such policies of insurance. NaviCyte has received no notices of cancellation, termination or non-renewal with respect to such policies. There have been no claims asserted under any of the insurance policies of NaviCyte for the period from NaviCyte's inception to the Effective Time.

        2.20 Bank Accounts. Attached hereto as SCHEDULE 2.20 is a true, correct and complete list setting forth the names and addresses of all banks, other institutions and state governmental departments at which NaviCyte has accounts, money market accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of NaviCyte. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

        2.21 Brokers or Finders. NaviCyte has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. NaviCyte has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.22 Certain Advances. There are no receivables of NaviCyte owing from directors, officers, employees, consultants, advisors or stockholders of NaviCyte, or owing by any affiliate of any director, officer or stockholder of NaviCyte.

        2.23 Related Parties. To the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no officer, director, employee or securityholder of NaviCyte, nor any member of any such person's immediate family, has, either directly or indirectly, (a) an interest in or agreement with any corporation, partnership, firm or other person or entity which competes, or, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, which potentially will compete, directly or indirectly, with NaviCyte, or (b) a beneficial interest in any contract or agreement to which NaviCyte is a party or by which NaviCyte may be bound. For purposes of this Section 2.23, there shall be disregarded any interest which arose solely from the ownership of less than a one percent (1%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

        2.24 Employees and Union Activities. NaviCyte has complied in all material respects with all applicable state and federal laws related to employment. None of NaviCyte's employees are represented by any union or are parties to any collective bargaining arrangement, and, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, no attempts are being made to organize or unionize any of such employees.

        2.25 ERISA.

               (a) Attached hereto as SCHEDULE 2.25 is a list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other plans, agreements or arrangements involving direct or indirect compensation (including any employment agreements entered into between NaviCyte and any employee of NaviCyte, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by NaviCyte or any ERISA Affiliate (defined below) thereof for the benefit of any employee or former employee of NaviCyte under which NaviCyte or any ERISA Affiliate thereof has any present or future obligation or liability (collectively, the "EMPLOYEE PLANS"). For purposes of this Section 2.25, "ERISA Affiliate" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in section 414(b) of the Code, (ii) a group of entities under "common control," as defined in section 414(c) of the Code, (iii) an "affiliated service group," as defined in section 414(m) of the Code, or (iv) a group of entities aggregated under treasury regulations promulgated under section 414(o) of the Code, any of which includes NaviCyte. Copies of all Employee Plans (and, if applicable, related trust agreements), all amendments thereto and all material written interpretations thereof, including (without limitation) summary plan descriptions, have been provided to Trega, together with (x) the most recent annual report (Form 5500), including if applicable, Schedule B thereto prepared in connection with any such Employee Plan and (y) the most recent actuarial valuation prepared in connection with any such Employee Plan. SCHEDULE 2.25 attached hereto expressly identifies which of NaviCyte's Employee Plans, individually or collectively, constitute an "employee pension benefit plan" as defined in section 3(2) of ERISA (collectively, the "PENSION PLANS").

               (b) No Pension Plan is subject to Title IV of ERISA, Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code. No Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, excluding transactions effected pursuant to a statutory or administrative exemption, has occurred with respect to any Employee Plan which is covered by Title I of ERISA which would make NaviCyte or any officer or director thereof subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

               (c) Each Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, except to the extent that the requirements for qualification may be satisfied by adopting retroactive amendments under Section 401(b) of the Code and the regulations thereunder or under section 1140 of the Tax Reform Act of 1986, and each trust forming a part of each such Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. NaviCyte has provided to Trega copies of the most recent Internal Revenue Service determination letters with respect to each such Pension Plan. Each Pension Plan has been maintained in compliance with its terms and with the applicable requirements of ERISA and the Code.

               (d) To the extent not specifically referenced on another schedule attached hereto, SCHEDULE 2.25 attached hereto includes a list and description of each employment, severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits which
(i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by NaviCyte and (iii) covers any employee or consultant or former employee or consultant of NaviCyte. Such contracts, plans and arrangements as are described in this Section 2.25(d) are herein referred to collectively as the "BENEFIT ARRANGEMENTS." Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements, and Trega has been provided with a copy of each such Benefit Arrangement.

               (e) Except for standard employee salary increases in the ordinary course of business, there has been no amendment to, written interpretation or announcement (whether or not written) by NaviCyte relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the year ended December 31, 1997.

               (f) NaviCyte has materially complied with the requirements of section 4980B of the Code with respect to any "qualifying event" (as defined in section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employee of NaviCyte.

               (g) NaviCyte is not a party to any contract, instrument, agreement or arrangement with a "disqualified individual" (as defined in Section 280G(c) of the Code) that could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or subject any such disqualified individual to the excise tax imposed under Section 4999 of the Code.

               (h) Each Employee Plan or Benefit Arrangement complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

               (i) There is no pending or, to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders, threatened claim or litigation relating to any Employee Plan or Benefit Arrangement.

        2.26 Copies of Certain Documents. Prior to the date hereof, NaviCyte has delivered or made available to Trega true and complete copies of (i) all documents relating to NaviCyte that Trega has requested and (ii) all other documents that a reasonable investor purchasing the capital stock of NaviCyte would view as material in evaluating an investment decision with respect thereto. The minute books of NaviCyte made available to Trega and its counsel for inspection contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and stockholders of NaviCyte and accurately reflect all material actions and proceedings taken to date by NaviCyte's stockholders, Board of Directors and committees. The stock record books of NaviCyte reflect accurately all transactions in its capital stock.

        2.27   Full Disclosure.

               (a) Information. Any written information furnished by George M. Grass, Ph.D. or Patrick J. Sinko, Ph.D. to Trega (including, without limitation, information and financial data pertaining to NaviCyte as well as NaviCyte's confidential business plan dated November 1997 as the financial information therein has been modified by the projections of NaviCyte which are attached hereto as SCHEDULE 2.18(b)) does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading; provided, however, that for purposes of this Section 2.27(a), Trega acknowledges and agrees that (i) any projections or estimates of future results included in such information contain forward-looking statements that involve risks and uncertainties, including whether research will be successful, whether any collaborations or alliances will be agreed to, formed or expanded, whether regulatory approvals can be obtained for products discovered and developed, if any, whether products can be successfully marketed, and the impact of competitive products and pricing, (ii) such forward-looking statements represent solely the estimates of NaviCyte's management based on assumptions viewed by such management to have been reasonable at the time such information was prepared and (iii) actual results may differ materially from those projected.

               (b) Collaboration Agreements/Proprietary Rights. Without limiting the generality of the foregoing Subsection 2.27(a) or the other provisions of this Article 2, NaviCyte has provided and/or disclosed to Trega (in the person of Robert S. Whitehead or Richard A. Kaufman) all information, analyses and materials (whether of NaviCyte or its officers or employees, any third party or the officers or employees of such third party or any consultant, advisor, government representative or official) with respect to (i) the consents or agreements of NaviCyte with third parties and (ii) the NaviCyte Proprietary Rights (including, without limitation, with respect to the patentability, copyrightability or other similar protection with respect thereto, as applicable, and any potential or actual infringement with the rights of any third parties).

        2.28 Information Statement and Other Information. On the date NaviCyte mails to the NaviCyte stockholders its disclosure documents relating to the Merger (collectively, the "MERGER INFORMATION STATEMENT"), if any, and on the date consent is solicited from NaviCyte's stockholders (or a vote on the Merger by NaviCyte's stockholders otherwise takes place), and as of the Effective Time, NaviCyte's Merger Information Statement will contain all material statements which are required to be set forth therein in accordance with any applicable federal or state securities or corporate laws; and at such respective times, the Merger Information Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Notwithstanding the foregoing, NaviCyte and the NaviCyte Majority Stockholders make no representation or warranty in respect of any information supplied by Trega for inclusion in the Merger Information Statement.

        2.29 NaviCyte Affiliates. SCHEDULE 2.29 attached hereto includes a list of each person who, as of the date hereof, may be deemed to be an "affiliate" of NaviCyte as that term is used in Rule 145 under the Securities Act of 1933, as amended (the "1933 ACT"), and the rules and regulations thereunder and who will become a beneficial owner of Trega Common Stock pursuant to the Merger (the "NAVICYTE AFFILIATES").

        2.30 Discussions. SCHEDULE 2.30 attached hereto includes a list of each Discussion (as defined in Section 4.3(b) below) as of the date hereof.

        2.31 Withholding. With respect to the grant or exercise of any and all NaviCyte Options prior to or in connection with the Merger or the Closing, NaviCyte has made all necessary or appropriate arrangements with respect to the withholding of appropriate amounts from each respective optionee (e.g., pursuant to obligations regarding income and employment taxes). In any instance where withholding has not been effected in connection with the grant or exercise of any NaviCyte Option, neither Trega, NaviCyte nor the Surviving Corporation shall have any liability whatsoever with respect thereto.

        2.32 Rutgers. Without limiting the other provisions of this Agreement or the provisions of the Employment Agreement in the form attached hereto as EXHIBIT E-2, the relationship of Patrick J. Sinko, Ph.D. to NaviCyte prior to the date hereof (including, without limitation, the performance by Dr. Sinko of any employment or consulting agreements) and the performance by Dr. Sinko of the Employment Agreement in the form attached hereto as EXHIBIT E-2 (i) to the Best Knowledge of NaviCyte or the NaviCyte Majority Stockholders have not and do not violate, in any way, any agreements or other arrangements between or involving Dr. Sinko and Rutgers, the State University of New Jersey ("RUTGERS"), as the same may have been in existence prior to the date hereof or as the same may presently be in existence, (ii) to the Actual Knowledge of NaviCyte or the NaviCyte Majority Stockholders have not and do not violate, in any way, any policies, regulations or arrangements of any institution or entity binding upon or applicable to Dr. Sinko (including, without limitation, Rutgers), as the same may have been in existence prior to the date hereof or as the same may presently be in existence, and (iii) have not and shall not, in any way, engender or create in or for Rutgers or any other institution or entity any right in or to any NaviCyte Proprietary Rights.

                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                        TREGA AND ACQUISITION CORPORATION

        Except as otherwise set forth in SCHEDULE 4 (the "TREGA DISCLOSURE SCHEDULE") delivered to NaviCyte prior to the execution of this Agreement and attached hereto (it being agreed that for any item set forth in the Trega Disclosure Schedule having relevance to more than one of the following sections of this Article 3, disclosure in any one section shall constitute disclosure for purposes of all applicable sections of the Trega Disclosure Schedule), each of Trega and Acquisition Corporation represent and warrant to NaviCyte as follows:

        3.1 Organization. Each of Trega and Acquisition Corporation (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of Trega and (c) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        3.2 Authority.

               (a) Each of Trega and Acquisition Corporation has all requisite corporate power and authority to enter into this Agreement and the related agreements contemplated herein, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the related agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Trega and Acquisition Corporation. This Agreement and the related agreements contemplated hereby have been duly executed and delivered by each of Trega and Acquisition Corporation and constitute valid and binding obligations of Trega and Acquisition Corporation, enforceable in accordance with their terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). Provided the conditions set forth in Article 5 are satisfied, the execution and delivery of this Agreement and the related agreements contemplated hereby do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, or result in the creation of any lien, encumbrance or restriction in favor of any third party upon any of the assets or properties of Trega, under (a) any provision of the Certificate of Incorporation or Bylaws of Trega, (b) any provision of the Articles of Incorporation or Bylaws of Acquisition Corporation,
(c) any agreement or instrument, permit, license, judgment or order applicable to Trega or Acquisition Corporation or their respective properties or assets or,
(d) to the Best Knowledge of Trega, any local, state, federal or foreign statute, law, ordinance, rule or regulation applicable to Trega or Acquisition Corporation or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a material adverse effect on the assets, business or results of operations of Trega.

               (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person is required by or with respect to Trega or Acquisition Corporation in connection with the execution and delivery of this Agreement or the related agreements contemplated hereby by Trega and Acquisition Corporation or the consummation by Trega and Acquisition Corporation of the transactions contemplated hereby, except for (a) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws (including, without limitation, the filing of a Form D with the SEC with reference to Section 4.9 below) and (c) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the assets, business or results of operations of Trega.

        3.3 Capital Structure.

               (a) The authorized capital stock of Trega consists of 40,000,000 shares of Trega Common Stock and 5,000,000 shares of preferred stock, $.001 par value ("TREGA PREFERRED STOCK"). At the close of business on November 2, 1998:
(i) approximately 13,995,461 shares of Trega Common Stock were issued and outstanding; (ii) up to approximately 4,960,465 shares of Trega Common Stock were reserved (or available) for issuance upon the exercise of options granted (or available for grant) by Trega under its 1992, 1995 or 1996 Stock Plans ("TREGA OPTIONS"); and (iii) up to approximately 250,000 shares of Trega Common Stock were reserved for issuance under the Trega 1996 Employee Stock Purchase Plan. No shares of Trega Preferred Stock are outstanding.

               (b) The authorized capital stock of Acquisition Corporation consists of 1,000 shares of common stock, of which, as of the date of this Agreement, 100 shares are issued and outstanding and held by Trega.

               (c) Except as contemplated by this Agreement, as set forth on
SCHEDULE 4 attached hereto or as referenced in the Trega SEC Documents (defined below), as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock of Trega or any subsidiary of Trega, including Acquisition Corporation (each a "Trega Subsidiary"), obligating Trega or any Trega Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Trega or any Trega Subsidiary. Between June 30, 1998, and the date of this Agreement, no shares of Trega Common Stock have been issued by Trega, except pursuant to the options, warrants or other rights, agreements, arrangements and commitments described in SCHEDULE 4 or referenced in the Trega SEC Documents (including the exhibits thereto), in each case in accordance with their respective terms.

               (d) There are no outstanding contractual obligations of Trega or any Trega Subsidiary to repurchase, redeem or otherwise acquire any shares of Trega Common Stock, or any capital stock of, or any equity interests in, any Trega Subsidiary. Prior to the date hereof, Trega has made available to NaviCyte true and correct copies of all agreements to which Trega is a party pursuant to which holders of Trega securities have been granted any registration rights in respect thereof.

        3.4 SEC Documents.

               (a) Trega has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") since June 30, 1997, and Trega has furnished, or made available to NaviCyte, true, correct and complete copies of Trega's Annual Report on Form 10- K for the year ended December 31, 1997 and Trega's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (collectively, the "TREGA SEC DOCUMENTS"). As of their respective dates, each Trega SEC Document complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and none of the Trega SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (b) Each of the audited consolidated financial statements (including, in each case, any notes thereto) contained in the Trega SEC Documents was prepared in accordance with GAAP throughout the periods indicated. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Trega SEC Documents fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of Trega and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to (i) normal year-end adjustments which are not expected, individually or in the aggregate, to be material and (ii) the absence of all GAAP notes to such financial statements).

               (c) Except (i) to the extent set forth on the balance sheet of Trega as at June 30, 1998, including the notes thereto (the "TREGA BALANCE SHEET"), (ii) as set forth on SCHEDULE 4 attached hereto or (iii) as disclosed in any Trega SEC Document, Trega does not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP which would have a material adverse effect on the assets, business or results of operations of Trega, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997.

               (d) With respect to those agreements, documents and other instruments that have been filed by Trega as exhibits to Trega SEC Documents and that are material to Trega's business as of the date of this Agreement, Trega has made available to NaviCyte complete and correct copies of all material amendments and modifications thereto (if any) that have not been filed by Trega with the SEC.

        3.5 Shares of Common Stock. The shares of Trega Common Stock to be issued and delivered to the NaviCyte securityholders as of the Effective Time (the "NAVICYTE SECURITYHOLDERS") in accordance with this Agreement, when so issued and delivered, will (a) be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Trega's Certificate of Incorporation or Bylaws or any agreement to which Trega is a party, and (b) based in part upon the representations of the NaviCyte Securityholders and the covenants of NaviCyte, be issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.

        3.6 Absence of Certain Changes or Events. Since June 30, 1998, except as contemplated by or disclosed pursuant to this Agreement (including, without limitation, SCHEDULE 4 attached hereto), any writing delivered by Trega to NaviCyte on or prior to the date hereof or any Trega SEC Document, Trega has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since June 30, 1998, there has not been (a) any event or events (whether or not covered by insurance), individually or in the aggregate, having a material adverse effect on the business, assets or results of operations of Trega, (b) any material change by Trega in its accounting methods, principles or practices, (c) any entry by Trega or any Trega Subsidiary into any commitment or transaction material to Trega, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Trega or any redemption, purchase or other acquisition of any of Trega's securities, or (e) any agreement or arrangements made by the Trega or any Trega Subsidiary to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.6 untrue or incorrect as of the date when made.

        3.7 Absence of Litigation. Except as disclosed on SCHEDULE 4 attached hereto or in any Trega SEC Document, there is no claim, action, proceeding or investigation pending or, to the Actual Knowledge of Trega, threatened against Trega or any Trega Subsidiary, before any arbitrator or governmental authority, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business or results of operations of Trega. Neither Trega nor any Trega Subsidiary, nor any property or asset of Trega or any Trega Subsidiary, is in violation of any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a material adverse effect on the assets, business or results of operations of Trega.

        3.8 Copies of Certain Documents. Prior to the date hereof, Trega has delivered or made available to NaviCyte true and complete copies of all material documents relating to Trega that NaviCyte has requested.

        3.9 Brokers or Finders. Except for any financial advisor engaged to render an opinion or to advise Trega with respect to the transactions contemplated by this Agreement, Trega has not (i) dealt with any broker or finder in connection with the transactions contemplated by this Agreement nor
(ii) incurred, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.10 Information. Any written information furnished by any member of Trega's management to NaviCyte does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading; provided, however, that for purposes of this Section 3.10, NaviCyte acknowledges and agrees that (i) any projections or estimates of future results included in such information contain forward-looking statements that involve risks and uncertainties, including those risks and factors identified in the Trega SEC Documents, (ii) such forward-looking statements represent solely the estimates of Trega's management based on assumptions viewed by such management to have been reasonable at the time such information was prepared and (iii) actual results may differ materially from those projected.


                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

        4.1 Legal Conditions to the Merger. Each Party will take all reasonable actions (a) necessary to comply promptly with all legal requirements which may be imposed on such Party with respect to the Merger and will promptly cooperate with and furnish information to the other Parties hereto in connection with any such requirements imposed upon the other Parties in connection with the Merger and (b) to obtain (and to cooperate with the other Parties, if any, in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such Party, if any (or by the other Parties), in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        4.2    NaviCyte Stockholders' Approval.

               (a) NaviCyte agrees to use its best efforts promptly to (i) submit this Agreement and any related matters to its stockholders for approval, by means of the Merger Information Statement, all as provided by law and the NaviCyte Charter and the NaviCyte Bylaws, by unanimous written consent as soon as practicable after the date of this Agreement, and (ii) obtain the approval of all NaviCyte stockholders to the Merger as contemplated herein.

               (b) Trega shall furnish NaviCyte with all non-confidential information concerning its operations as NaviCyte may reasonably request in connection with the preparation of the Merger Information Statement. Trega represents and warrants to NaviCyte that the information supplied by Trega for inclusion in the Merger Information Statement, when considered together with any Supplemental Information (defined below), shall not, at (i) the time the Merger Information Statement is first mailed to the NaviCyte stockholders, (ii) the time that NaviCyte's stockholders consent to the Merger and (iii) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading with respect to any material fact. Without limiting the right of NaviCyte to rely on the accuracy of the representations and warranties of Trega as set forth in this Agreement, if, at any time prior to the Effective Time, any event or circumstance relating to Trega or its officers or directors is discovered by Trega and determined by Trega to be appropriate for distribution as an amendment or a supplement to the Merger Information Statement, Trega shall promptly inform NaviCyte (collectively referred to herein as "SUPPLEMENTAL INFORMATION").

               (c) Each of the NaviCyte Majority Stockholders agrees to approve the Merger as contemplated herein, and NaviCyte agrees to solicit such approval from all other NaviCyte stockholders.

               (d) The Corporate Parties and their counsel will promptly prepare the Merger Information Statement. Each Corporate Party shall take all commercially reasonable actions to provide appropriate information regarding such Corporate Party and the transactions contemplated hereby for inclusion in the Merger Information Statement.

        4.3    Interim Operations of NaviCyte.

               (a) NaviCyte covenants and agrees that, prior to the Effective Time (unless Trega shall otherwise agree in writing):

                      (i) Its business shall be conducted only in the ordinary and usual course.

                      (ii) It shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates.

                      (iii) It shall not (A) create any subsidiaries; (B) amend the NaviCyte Charter or the NaviCyte Bylaws; (C) split, combine or reclassify its capital stock; or (D) declare, set aside or pay any dividend payable in cash, stock or property with respect to its capital stock.

                      (iv) It shall not (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or any other property or assets other than shares issuable upon the exercise of outstanding NaviCyte Options as expressly identified above (in Section 2.2); (B) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or properties (including, without limitation, any Proprietary Rights); (C) incur or modify any indebtedness or other Liability other than in the ordinary and usual course of business; (D) acquire, directly or indirectly by redemption or otherwise, any shares of its capital stock; or (E) authorize capital expenditures in excess of $10,000.00 (in the aggregate) or make any acquisition of, or investment in, assets or stock of any other person or entity.

                      (v) It shall not commit to or effect any licensing arrangement (inbound or outbound), corporate partnering or collaboration agreement, research and development agreement or any similar agreement or arrangement with any third party.

                      (vi) It shall not grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; and it shall not establish, adopt, enter into, make any new grants or awards under or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant.

                      (vii) It shall not settle or compromise any material claims or litigation or modify, amend or terminate any of its contracts or agreements or waive, release or assign any material rights or claims.

                      (viii) It shall not make any tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated.

                      (ix) It shall not authorize or enter into any agreement or arrangement to do any of the foregoing, or, except as expressly permitted pursuant to the provisions of Section 4.3(b) below, negotiate, hold discussions with respect to, or otherwise take any actions regarding any of the foregoing.

               (b) On or prior to the date hereof, NaviCyte shall advise Trega regarding all of its negotiations or discussions with any third party regarding any activity contemplated by Section 4.3(a) above (collectively, the "DISCUSSIONS"). In Trega's sole discretion, Trega may notify NaviCyte in writing to discontinue any such Discussions or to continue such Discussions only on terms approved by Trega (in its sole discretion). In the absence of such written notice, NaviCyte may further pursue such Discussions (although the consummation of any transaction or arrangement with respect thereto shall require Trega's consent as provided in Section 4.3(a) above).

        4.4 Access. Subject to the terms and conditions of that certain Confidentiality and Standstill Agreement between Trega and NaviCyte dated June 22, 1998 (the "CONFIDENTIALITY AGREEMENT"), and upon reasonable notice, NaviCyte shall afford the officers, employees, counsel, accountants and other authorized representatives (collectively, "REPRESENTATIVES") of Trega access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, agreements and records and, during such period, NaviCyte shall furnish promptly to Trega all information concerning its business, properties and personnel as Trega or its Representatives may reasonably request. Without limiting the foregoing, NaviCyte shall prepare and provide Trega with monthly (unaudited) financial statements promptly following the end of each calendar month from and after the date of this Agreement and until the Closing or the termination of this Agreement.

        4.5 Good Faith. Each Party shall act in good faith (a) in an attempt to cause to be satisfied all the conditions precedent to its obligations and those of the other Parties to this Agreement over which it has control or influence and (b) take all reasonable action within its capability necessary to render accurate as of the Effective Time its representations and warranties contained in this Agreement.

        4.6 State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Trega and its Board of Directors or NaviCyte and its Board of Directors, as the case may be, shall use their reasonable efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

        4.7 Update to Disclosures. Without limiting a Party's right to rely on the representations and warranties of the other Party(ies) as of the date of this Agreement, each Party shall provide updates to the disclosures provided or made available hereunder as to material facts which arise between the date of this Agreement and the Closing Date and which, if they had occurred prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Article 2 or 3, as the case may be, true and correct as of the date of this Agreement.

        4.8 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Article 7 hereof, neither NaviCyte nor any of its officers, directors or affiliates nor any of the NaviCyte Majority Stockholders shall initiate contact with, solicit or encourage any inquiry or proposal by, or enter into discussions with, or disclose, directly or indirectly, any information not customarily disclosed to the public concerning the business and properties of NaviCyte to, or afford access to the properties, books or records of NaviCyte to, any corporation, partnership, company, person or other entity or group in connection with any possible proposal (an "ACQUISITION PROPOSAL") regarding a sale of any of NaviCyte's capital stock or a merger, consolidation, sale of all or a substantial portion of the assets of NaviCyte or any similar transaction. NaviCyte will notify Trega promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming.

        4.9 Exempt Transaction. Each party shall take all actions necessary or advisable for the issuances of shares of Trega Common Stock in connection with the Merger to qualify as a transaction exempt from the registration provisions of Section 5 of the 1933 Act pursuant to Rule 506 of Regulation D promulgated thereunder ("REGULATION D"). In connection with the distribution of the Merger Information Statement, NaviCyte agrees to cause each NaviCyte Securityholder (including, without limitation, the holders of NaviCyte Options) to complete (i) a Prospective Investor Questionnaire in the form attached hereto as EXHIBIT D-1 (a "QUESTIONNAIRE") and (ii) an investment representation letter in the form attached hereto as EXHIBIT D-2 (a "REPRESENTATION LETTER"). To the extent that any Corporate Party or counsel for any Corporate Party reasonably determines that a holder of NaviCyte Common Stock is not sophisticated for purposes of Rule 506 of Regulation D, NaviCyte agrees that it shall retain a "PURCHASER REPRESENTATIVE" (as defined in Rule 501 of Regulation
D) to assist such holder(s) in evaluating the Merger Information Statement and the investment decision represented by this Agreement and the transactions contemplated hereby (including, without limitation, the Merger).

        4.10 Registration Rights. The former stockholders of NaviCyte receiving Current Shares and Escrow Shares in connection with the Merger shall have such registration rights with respect thereto as are set forth on SCHEDULE 5 attached hereto; provided, however, that such stockholders shall agree to be bound by the provisions of such SCHEDULE 5 as a condition precedent to the enjoyment of any such rights and, at the request of Trega, any such stockholder shall execute a specific acknowledgement and agreement to be so bound (or else such stockholder shall be deemed to have forfeited such rights).

        4.11 Third Party Guaranties. Promptly following the Effective Time, Trega shall exercise its commercially reasonably efforts to displace George M. Grass, Ph.D. as the guarantor of those certain obligations which are expressly identified on SCHEDULE 4.11 attached hereto. In the event that Trega is unable so to displace Dr. Grass, Trega shall indemnify and hold Dr. Grass harmless from any liabilities which Dr. Grass may reasonably incur as the result of his status as the guarantor of such obligations.


                                    ARTICLE 5

                              CONDITIONS PRECEDENT

        5.1 Conditions to Obligations of the Corporate Parties to Effect the Merger. The obligations of the Corporate Parties to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by each of the Corporate Parties:

               (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction shall be pending which, in the good faith judgment of NaviCyte or Trega, has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each Party agrees to use its reasonable efforts to have any such injunction lifted.

               (b) Statutes. No statute, rule or regulation shall have been enacted by any Governmental Entity which would (i) make the consummation of the Merger illegal, (ii) prohibit Trega's or the Surviving Corporation's ownership or operation of all or a material portion of the business or assets of NaviCyte, or compel Trega or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of NaviCyte as a result of the Merger, or (iii) render any Corporate Party unable to consummate the Merger, except for any waiting period provisions.

               (c) Certificate of Merger. The Delaware Certificate of Merger shall be fully executed and in the possession of Trega's agent for filing in Delaware promptly following the Closing.

        5.2 Conditions to Obligations of Trega and Acquisition Corporation. The obligations of Trega and Acquisition Corporation to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived by Trega:

               (a) Representations and Warranties. The representations and warranties of NaviCyte and the NaviCyte Majority Stockholders set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, except as otherwise specified by this Agreement, and Trega shall have received a certificate or certificates to such effect signed by (i) the Chief Executive Officer, the President and the Secretary of NaviCyte (the "NAVICYTE OFFICERS") and (ii) each of the NaviCyte Majority Stockholders.

               (b) Performance of Obligations of NaviCyte. NaviCyte shall have performed in all respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Trega shall have received a certificate to such effect signed by the NaviCyte Officers.

               (c) Stockholder Approval. This Agreement shall have been approved and adopted by the unanimous affirmative vote or the unanimous written consent of the holders of the outstanding shares of NaviCyte Common Stock.

               (d) Employment Agreements.

                      (i) George M. Grass, Ph.D., shall have executed and delivered to NaviCyte (and/or Trega, if applicable) the Employment Agreement in the form attached hereto as EXHIBIT E-1.

                      (ii) Patrick J. Sinko, Ph.D., shall have executed and delivered to NaviCyte (and/or Trega, if applicable) the Employment Agreement in the form attached hereto as EXHIBIT E-2.

               (e) NaviCyte Options. Each holder of a NaviCyte Option shall have executed (i) a release regarding any and all rights with respect thereto and
(ii) an acknowledgement of receipt, to be effective promptly following the Effective Time, of a Trega Substitute Option pursuant to SCHEDULE 2 attached hereto.

               (f) Questionnaires and Representation Letters. Trega shall have received a copy of a Questionnaire and a Representation Letter, each completed to the reasonable satisfaction of Trega and its counsel, from each holder of NaviCyte Securities.

               (g) Government Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this

Agreement (including, without limitation, any such requirements under applicable federal or state securities laws) shall have been filed, occurred or been obtained, other than filings with and approvals by any Governmental Entities relating to the Merger if failure to make such filings or obtain such approvals would not be materially adverse to Trega.

               (h) Third-Party Approvals. Any and all notices to or consents or approvals required from third parties in order to consummate the transactions contemplated herein relating to contracts, agreements, licenses, leases and other instruments material to the business of NaviCyte shall have been given or obtained, as the case may be.

               (i) Opinion of NaviCyte's Counsel. Trega shall have received the legal opinion of counsel to NaviCyte dated as of the Closing and substantially in the form attached hereto as EXHIBIT F.

               (j) Resignation of NaviCyte Board. Except as otherwise contemplated by Section 1.4(c), each director of NaviCyte shall have submitted his resignation to be effective as of the Effective Time.

               (k) Absence of Dissenting NaviCyte Shares. There shall be no Dissenting NaviCyte Shares.

               (l) Ratification of Prior Corporate Actions. The Board of Directors and the stockholders of NaviCyte shall have adopted resolutions ratifying, confirming and approving all actions taken by NaviCyte and its officers (including, without limitation, (i) all issuances of NaviCyte Common Stock, (ii) all grants of rights or options to purchase NaviCyte Common Stock and (iii) the election and ratification of the past acts of all officers), and Trega shall have received a certificate to such effect executed by the NaviCyte Officers.

               (m) [RESERVED]

               (n) Termination of Royalty. George M. Grass, Ph.D., shall have executed and delivered to each of NaviCyte and Trega confirmation of (i) the termination of any entitlement of Dr. Grass (as well as any successors or assigns of Dr. Grass) to receive any royalties or other similar payments from NaviCyte (including, without limitation, as provided in that certain Technology Assignment Agreement effective as of October 1, 1996) and, (ii) except as set forth on SCHEDULE 5.2(n) attached hereto, the absence of any unpaid or unperformed liabilities or obligations owed to Dr. Grass (as well as any successors or assigns of Dr. Grass) for any reason whatsoever.

               (o) Withholding Obligations. With respect to the grant or exercise of any NaviCyte Options prior to or in connection with the Merger or the Closing, NaviCyte shall have made all necessary or appropriate arrangements with respect to the withholding of appropriate amounts from the respective optionees (e.g., pursuant to obligations regarding income and employment taxes). In the event that NaviCyte elects not to effect withholding with respect to the grant or exercise of any particular NaviCyte Option, then NaviCyte shall provide Trega with evidence reasonably satisfactory to Trega as to why withholding is not required or advisable.

In this regard, the Parties acknowledge that the labeling of any NaviCyte Option as having been granted in compliance with the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (i.e., as an "incentive stock option"), shall not be determinative of NaviCyte's withholding obligations.

               (p) [RESERVED]

        5.3 Conditions to Obligations of NaviCyte. The obligations of NaviCyte and the Majority NaviCyte Stockholders to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by NaviCyte or the Majority NaviCyte Stockholders, as the case may be:

               (a) Representations and Warranties. The representations and warranties of Trega and Acquisition Corporation set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, except as otherwise contemplated herein or therein, and NaviCyte shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Trega (a "TREGA OFFICER") and by any executive officer of Acquisition Corporation (an "A/C OFFICER") to such effect.

               (b) Performance of Obligations of Trega and Acquisition Corporation. Trega and Acquisition Corporation shall have performed in all respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and NaviCyte shall have received a certificate signed by a Trega Officer and an A/C Officer to such effect.

               (c) Opinion of Trega's Counsel. NaviCyte shall have received the legal opinion of counsel to Trega dated as of the Closing and substantially in the form attached hereto as EXHIBIT G.

               (d) Trading. There shall not have occurred and be in effect at the Effective Time any suspension in trading of shares of Trega on the Nasdaq National Market.

               (e) Employment Agreements. NaviCyte (and/or Trega, if applicable) shall have executed and delivered (i) to George M. Grass, Ph.D., the Employment Agreement in the form attached hereto as EXHIBIT E-1, and (ii) to Patrick J. Sinko, Ph.D., the Employment Agreement in the form attached hereto as EXHIBIT E-2.


                                    ARTICLE 6

                             OFFSET/INDEMNIFICATION

        6.1 Offset.

               (a) Offset Right. Trega and its successors and assigns shall be entitled to recover (the "OFFSET RIGHT") against the Escrow Shares (including, without limitation, any shares issued or issuable as Escrow Shares upon the exercise of any Trega Substitute Option pursuant to the provisions of SCHEDULE 2 hereto) any and all losses, liabilities, taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims (collectively, "DAMAGES"), which Trega or the Surviving Corporation may suffer or incur (including, without limitation, as a result of a decrease in or adverse effect upon the value of Trega's investment or ownership interest in the Surviving Corporation) to the extent of and by reason of the inaccuracy or breach of any of the representations, warranties, covenants or agreements of NaviCyte contained in this Agreement or any documents, certificates or agreements delivered pursuant hereto; provided, however, that (i) no Damages shall be recognized for purposes of the Offset Right unless and until total Damages exceed $30,000.00 (at which point all Damages shall be recognized) and
(ii) Damages shall be calculated less the amount of any actual tax benefits or insurance proceeds received by Trega (discounted for any insurance premiums paid and any delay in receipt or realization of benefits or proceeds by Trega) as a result of any loss for which the Offset Right is asserted. Notwithstanding their issuance and delivery into the Escrow Account, (i) the Escrow Shares shall be and remain subject to the Offset Right for the benefit of Trega as provided in this Section 6 and (ii) the NaviCyte Securityholders shall have no ability or entitlement whatsoever to transfer any Escrow Shares or any interest therein (including, without limitation, to pledge any Escrow Shares or to grant an interest in any expectation with respect to the Escrow Shares) unless and until such Escrow Shares are distributed to the NaviCyte Securityholders as provided in Section 1 of this Agreement, SCHEDULE 1 hereto and the Escrow Agreement. Without limiting the other provisions of this Agreement or the Escrow Agreement, the NaviCyte Securityholders shall be deemed to have granted to Trega a first-lien security interest in the Escrow Shares as collateral for the recovery by Trega of any and all Damages pursuant to the Offset Right as provided in this
Section 6 ("TREGA'S LIEN").

               (b) No Limit on Exercise. In order to exercise the Offset Right, Trega shall not be required to (i) proceed against any person or entity (including, without limitation, any NaviCyte Securityholder), (ii) proceed against or exhaust any collateral or security or any part thereof or (iii) pursue any other remedy in its power, and NaviCyte waives any defense arising by reason of any inability of any other obligor to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies with respect to any other person. The foregoing notwithstanding, Trega shall exercise reasonable efforts to minimize the amount of Damages with respect to which the Offset Right will be exercised or NaviCyte Majority Stockholder Indemnification (defined below) will be sought.

        6.2 Claims Upon Escrow Shares.

               (a) Exercise of Right. To exercise the Offset Right, Trega shall deliver to the spokesperson for the NaviCyte Securityholders (the "SPOKESPERSON" -- see Section 6.4 below) a certificate signed by a Trega Officer (an "OFFICER'S CERTIFICATE"):

                      (i) stating that Trega has incurred, paid, properly accrued or otherwise suffered Damages in an aggregate stated amount with respect to which Trega is entitled to recover pursuant to the Offset Right; and

                      (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated and the nature of the misrepresentation, breach of warranty or claim to which such item is related.

               (b) Value of Shares. For the purposes of the Offset Right, each share of Trega Common Stock (or right to acquire a share of Trega Common Stock) constituting a portion of the Escrow Shares shall be valued at an amount equal to the average closing price per share of Trega Common Stock on the Nasdaq National Market for the twenty (20) trading days preceding the date Damages are fixed. In the absence of a dispute regarding the amount of Damages, the date Damages are deemed fixed for purposes of the Offset Right shall be the date of the related Officer's Certificate.

        6.3 Objections to Claims. For a period of thirty (30) days following the time of delivery of an Officer's Certificate to the Spokesperson, no exercise of the Offset Right for the Damages referenced in such Officer's Certificate shall be deemed to occur unless Trega receives written authorization from the Spokesperson. After the expiration of such thirty (30) day period, the Offset Right shall be deemed perfected and the amount of the Escrow Shares otherwise available for distribution (with reference to SCHEDULE 1) shall be reduced accordingly (with the Escrow Shares at issue deemed thereupon forfeited to, and reacquired by, Trega) unless (a) the Spokesperson shall object in a written statement delivered to Trega to the claims made in the Officer's Certificate and
(b) such statement shall have been delivered to Trega prior to the expiration of such thirty (30) day period.

        6.4 Spokesperson. Initially, George M. Grass shall be the Spokesperson; however, a successor to the Spokesperson may be chosen by NaviCyte Securityholders holding at least 50% of the then present percentage interests in the Escrow Shares.

        6.5 Resolution of Conflicts. If the Spokesperson shall object in writing to an exercise of the Offset Right by Trega in respect of any claim or claims made in any Officer's Certificate, the Spokesperson and Trega shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within sixty (60) days after objection by the Spokesperson. If the Spokesperson and Trega should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by both parties (with a statement of the number of Escrow Shares, if any, deemed thereupon forfeited to, and reacquired by, Trega). If the Spokesperson and Trega are unable to resolve any claim, the matter shall be referred to Dispute Resolution (as defined below in Section 8.9).

        6.6 Spokesperson; Powers of Attorney.

               (a) Attorney-in-Fact. The Spokesperson shall be deemed to be appointed and constituted agent and attorney-in-fact by each NaviCyte Securityholder who does not exercise dissenter's rights in respect of the Merger, for and on behalf of such NaviCyte Securityholder, to do the following:
(i) to give and receive notices and communications; (ii) to authorize recovery by Trega against the Escrow Shares in satisfaction of claims by Trega; (iii) to object to such recovery; (iv) to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to, claims by Trega; (v) to waive or settle any and all rights of NaviCyte Securityholders with respect to the issuance or delivery of Escrow Shares; (vi) to participate in Dispute Resolution; (vii) to resolve, with full authority to settle in any manner, any Dispute (as defined below in Section 8.9); (viii) to take all actions necessary or appropriate in the judgment of the Spokesperson for the accomplishment of any of the foregoing; and (ix) to receive any Escrow Shares otherwise to be distributed in a Tranche and to liquidate all or an appropriate portion thereof for purposes of paying the costs associated with any of the foregoing. The Spokesperson may resign upon thirty (30) days' notice to the Corporate Parties. The Spokesperson may be replaced by the NaviCyte Securityholders from time to time upon not less than five (5) days' prior written notice to Trega; provided, however, that the Spokesperson may not be replaced unless holders of at least 50% of the then present percentage interests in the Escrow Shares agree to such replacement. No bond shall be required of the Spokesperson, and the Spokesperson shall receive no compensation for his or her services. Notice or communications to or from the Spokesperson shall constitute notice to or from each of the NaviCyte Securityholders.

               (b) No Liability. The Spokesperson shall not be personally liable for his or her service in such capacity to Trega, the Surviving Corporation or the NaviCyte Securityholders for any act done or omitted hereunder as the Spokesperson while acting in good faith. The NaviCyte Securityholders shall jointly and severally indemnify the Spokesperson and hold the Spokesperson harmless against any loss, liability or expense incurred without bad faith on the part of the Spokesperson and arising out of or in connection with the acceptance or administration of the Spokesperson's duties hereunder.

        6.7 Actions of Spokesperson. A decision, act, consent or instruction of the Spokesperson shall constitute a decision of all the NaviCyte Securityholders, and shall be final binding and conclusive upon each of the NaviCyte Securityholders, and Trega may rely upon any decision, act, consent or instruction of the Spokesperson as being the decision, act, consent or instruction of each and all of the NaviCyte Securityholders. Trega is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Spokesperson. Although the Spokesperson shall not be obligated to obtain instructions from the NaviCyte Securityholders prior to any decision, act, consent or instruction, if, and to the extent that, the Spokesperson receives any written instructions from the holders of at least 50% of the then present percentage interests in the Escrow Shares, the Spokesperson shall comply with such instructions (which shall be binding as if unanimously given by all NaviCyte Securityholders).

        6.8 Indemnification by NaviCyte Majority Stockholders.

               (a) From and after the Closing Date, each NaviCyte Majority Stockholder shall jointly and severally indemnify and hold harmless Trega and its successors and assigns ("NAVICYTE MAJORITY STOCKHOLDER INDEMNIFICATION") from and against and in respect of any and all Damages which Trega or the Surviving Corporation may suffer or incur (including, without limitation, as a result of a decrease in or adverse effect upon the value of Trega's investment or ownership interest in NaviCyte) to the extent of and by reason of the inaccuracy or breach of any of the representations, warranties, covenants or agreements of any NaviCyte

Majority Stockholder contained in this Agreement or any documents, certificates or agreements delivered pursuant hereto; provided, however, that:

                      (x) NaviCyte Majority Stockholder Indemnification shall not be available if and to the extent Trega has successfully exercised its Offset Right with respect to the subject Damages;

                      (y) to the extent that any inaccuracy or breach giving rise to NaviCyte Majority Stockholder Indemnification does not result from any fraud or willful action, misrepresentation or omission of any NaviCyte Majority Stockholder, then the obligation represented by NaviCyte Majority Stockholder Indemnification shall be non-recourse to the NaviCyte Majority Stockholders except with respect to any Escrow Shares (or other assets or securities) which are being held in the Escrow Account at the time the respective claim is asserted (the "SUBJECT SHARES"); and

                      (z) no Damages shall be recognized for purposes of the NaviCyte Majority Stockholder Indemnification unless and until total Damages (in the reasonable estimation of Trega) exceed $30,000.00 (at which point all Damages shall be recognized).

               (b) Within a reasonable period of time after which Trega becomes aware of an event or circumstance for which it intends to seek NaviCyte Majority Stockholder Indemnification, Trega shall provide notice to each affected NaviCyte Majority Stockholder. Such notice shall include a summary of the event(s) or circumstance(s) at issue. If a third party action is involved, the NaviCyte Majority Stockholders acknowledge and agree that, without an obligation to do so, Trega shall have the absolute right to control the defense thereof with counsel reasonably acceptable to Trega.

               (c) In the absence of any fraud or willful action, misrepresentation or omission of any NaviCyte Majority Stockholder, any claim by Trega for NaviCyte Majority Stockholder Indemnification shall be effective only if notice thereof is sent to the affected NaviCyte Majority Stockholder(s) (to the address(es) and by any method of delivery specified in Section 8.3 below), on or before the date which is two years after the Effective Time.


                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of
NaviCyte:

               (a) By mutual written consent of the Corporate Parties;

               (b) By Trega or Acquisition Corporation, if (i) there has been a material breach of this Agreement on the part of NaviCyte with respect to any of its agreements, covenants, representations or warranties contained herein and such breach has not been cured within five (5) business days after written notice thereof from Trega or Acquisition Corporation or (ii) the Merger has not been consummated on or before December 18, 1998 (and neither Trega nor Acquisition Corporation is in breach of its obligations under this Agreement);

               (c) By NaviCyte, if (i) there has been a material breach of this Agreement on the part of Trega or Acquisition Corporation with respect to any of their agreements, covenants, representations or warranties contained herein and such breach has not been cured within five (5) business days after written notice thereof from NaviCyte or (ii) the Merger has not been consummated on or before December 18, 1998 (and NaviCyte is not in breach of its obligations under this Agreement); or

               (d) By any Corporate Party if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or (iii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (A) prohibit Trega's or the Surviving Corporation's ownership or operation of all or a material portion of the business of the Surviving Corporation, or compel Trega or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of the Surviving Corporation or Trega as a result of the Merger or (B) render any Corporate Party unable to consummate the Merger.

        7.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party (except for liability arising out of the breach by a Party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement).

        7.3 Amendment/ Waiver. Except as provided in Section 6.6 above, this Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties. At any time prior to the Effective Time, and subject to the requirements of the DGCL if the stockholders of NaviCyte shall have already approved the Merger, the Parties may (a) mutually extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties by another Party contained herein or in any document delivered by such Party pursuant hereto and
(c) waive compliance by another Party with any of the agreements or conditions contained herein. Any agreement on the part of the Parties to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of the Party to be bound.

                                    ARTICLE 8

                                     GENERAL

        8.1 Payment of Expenses. Each Party shall pay its own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal and accounting expenses).

        8.2 Survival. The representations and warranties of NaviCyte and the NaviCyte Majority Stockholders shall survive for two years from and after the Closing Date. The representations and warranties of Trega shall not survive the Closing.

        8.3 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other Parties shall be in writing and delivered personally or sent by certified mail, postage prepaid, by courier service, or by telecopy with confirmation copy sent by one of the above methods, as follows:

        if to Trega:

               Trega Biosciences, Inc.
               9880 Campus Point Drive
               San Diego, CA  92121
               Attention: President
               Fax: (619) 410-6501

        with a copy to:

               Pillsbury Madison & Sutro LLP
               101 West Broadway, Suite 1800
               San Diego, CA 92101
               Attention: T. Michael Hird, Esq.
               Fax: (619) 236-1995

        if to NaviCyte:

               NaviCyte, Inc.
               851 East Glendale Ave.
               Sparks, NV  89431
               Attention: President
               Fax: (702) 353-3711
        with a copy to:

               Baker & McKenzie
               660 Hansen Way
               Palo Alto, CA  94304
               Attention: Jon M. Appleton
               Fax: (650) 856-9299

        or if to the initial Spokesperson (with respect to Dr. Grass) and/or any NaviCyte Majority Stockholder:

               George M. Grass, Ph.D.
               c/o NaviCyte, Inc.
               851 East Glendale Ave.
               Sparks, NV  89431
               Attention: George M. Grass, Ph.D.
               Fax: (702) 353-3711

               Patrick J. Sinko, Ph.D.
               NaviCyte, Inc.
               851 East Glendale Ave.
               Sparks, NV  89431
               Attention: Patrick J. Sinko, Ph.D.
               Fax: (702) 353-3711

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

        8.4 Headings/Gender/Plural. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. Any reference to the masculine, feminine or neutral gender shall be deemed to include any or all other genders as appropriate. Any reference to the singular form of a word or phrase shall be deemed to include or mean the plural, if appropriate, and vice versa.

        8.5 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

        8.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No Party may assign or transfer any rights under this Agreement.

        8.7 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects, and shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, understandings, agreements, commitments and writings with respect to such subject matter; provided, however, that the provisions of the following agreements between Trega and NaviCyte shall remain in full force and effect and shall not be modified by the provisions of this Agreement: (a) that certain Confidentiality Agreement dated as of June 22, 1998; (b) that certain Memorandum of Understanding dated as of June 22, 1998;
(c) that certain Memorandum of Understanding dated as of September 23, 1998; and
(d) that certain letter agreement dated as of the date hereof (which also includes the NaviCyte Majority Stockholders as parties).

        8.8 Incorporation. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        8.9    Resolution of Disputes.

               (a) Negotiation of Disputes. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, or the breach, termination or validity hereof (including the determination of the interpretation or scope of the agreement to arbitrate set forth in this Section
8.9 in any event, a "DISPUTE"), by negotiations between representatives who have authority to settle the controversy. Any Party (including, without limitation, the Spokesperson) may give the other Parties written notice of any Dispute not resolved in the normal course of business. Within 20 days after delivery of such notice, representatives of all involved Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within 60 days of the disputing Party's notice, or if the Parties fail to meet within 20 days, any involved Party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator(s) shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 8.9 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

               (b) Arbitration. If a Dispute has not been resolved by negotiation as provided herein, it shall be settled by binding arbitration in accordance with the Center for Public Resources Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall take place in San Diego, California, shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

               (c) Exclusive Method. The foregoing method of resolving Disputes (herein referred to as "DISPUTE RESOLUTION") shall constitute the sole and exclusive method, means and procedure to resolve any Dispute and THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO THE CONTRARY AND SHALL AT ALL TIMES CONDUCT THEMSELVES IN STRICT, FULL, COMPLETE AND TIMELY ACCORDANCE WITH THE REQUIREMENTS OF DISPUTE RESOLUTION. ANY AND ALL ATTEMPTS TO CIRCUMVENT THE PROVISIONS OF THIS SECTION 8.9 SHALL BE ABSOLUTELY NULL AND VOID AND OF NO FORCE OR EFFECT WHATSOEVER.

        8.10 Definitions of "Actual Knowledge" and "Best Knowledge". Where any representation or warranty contained in this Agreement is expressly qualified by reference to "Actual Knowledge," the Party making the representation shall be deemed to have "Actual Knowledge" of a particular fact or other matter if the Party actually is aware of such fact or other matter. Where any representation or warranty contained in this Agreement is expressly qualified by reference to "Best Knowledge," such term shall include knowledge of facts that a reasonably prudent person would be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

        8.11 Nasdaq References. Where reference is made in this Agreement to the trading price of Trega Common Stock on the Nasdaq National Market, any such reference shall be deemed modified to mean the primary trading market for Trega Common Stock if such market is not then the Nasdaq National Market or, in the absence of an active and organized national market for Trega Common Stock, a determination in the good faith and reasonable discretion of the Board of Directors of Trega regarding an appropriate price for Trega Common Stock.

        8.12 No Third Party Beneficiaries. Except with respect to (i) the delivery of Per Share Merger Consideration as and when provided in this Agreement (i.e., pursuant to Section 1 of this Agreement, SCHEDULE 1 hereto and the Escrow Agreement) and (ii) the provision of certain registration rights under the circumstances contemplated by Section 4.10 of this Agreement and
SCHEDULE 5 hereto, nothing in this Agreement, express or implied, is intended to or shall be deemed to confer upon any person or entity (including, without limitation, any NaviCyte Securityholder) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.13 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided, however, that any such modification shall apply only with respect to the operation of this Agreement (or any affected agreement entered into pursuant to this Agreement) in the particular jurisdiction in which such determination of illegality or unenforceability is made.

        8.14 Adjustments and Successors. Without limiting the other provisions hereof, this Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Trega. The number of shares of Trega Common Stock which may be issuable or distributed hereunder (including, without limitation, pursuant to the Escrow Agreement) shall be appropriately adjusted to reflect any stock dividend, stock split, combination, reclassification, recapitalization or other similar event affecting the number of outstanding shares of Trega Common Stock. In case of any consolidation or merger of Trega with or into any other corporation, entity or person, or any other corporate reorganization, in which Trega shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction in which in excess of fifty percent (50%) of Trega's voting power is transferred, or any sale of all or substantially all of the assets of Trega (any such transaction being hereinafter referred to as a "REORGANIZATION"), then, in each case, in lieu of any shares of Trega Common Stock issuable or available for distribution hereunder following the effectiveness of such Reorganization, there shall be issued or distributed as and when called for by this Agreement such stock and other securities and property (including cash) to which a holder of such shares of Trega Common Stock would have been entitled as part of (and at the time of) such Reorganization.

        8.15 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of California as applied to contracts entered into solely between residents of, and to be performed entirely in, such state.




                [Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and attested (in the case of each of the Corporate Parties, by their respective officers thereunto duly authorized), all as of the date first above written.


                                       NAVICYTE, INC., a Delaware corporation

ATTEST:                                By  /s/ GEORGE M. GRASS
                                         ---------------------------------------

  /s/ PATRICK J. SINKO                 Title   CEO
--------------------------                  ------------------------------------

                                       TBNC ACQUISITION CORPORATION,
                                       a Delaware corporation

ATTEST:                                By  /s/ DEBRA K. LIEBERT
                                         ---------------------------------------

 /s/ LAWRENCE D. MUSCHECK              Title  CEO
--------------------------                  ------------------------------------
                                       TREGA BIOSCIENCES, INC., a Delaware
                                       corporation

ATTEST:                                By  /s/ ROBERT S. WHITEHEAD
                                         ---------------------------------------

/s/ LAWRENCE D. MUSCHECK               Title   CEO
--------------------------                  ------------------------------------

NAVICYTE MAJORITY STOCKHOLDERS (in their individual capacities and, with respect to Dr. Grass, as the Spokesperson):

/s/ GEORGE M. GRASS                    /s/ PATRICK J. SINKO
--------------------------             -----------------------------------------
GEORGE M. GRASS, PH.D.,                PATRICK J. SINKO, PH.D.,
an individual                          an individual

                                INDEX OF EXHIBITS


Exhibit                Description
-------                -----------
A            Delaware Certificate of Merger

B            NaviCyte Charter

C            Escrow Agreement

D-1          Form of Investor Questionnaire

D-2          Form of Representation Letter

E-1          Employment Agreement for George M. Grass

E-2          Employment Agreement for Patrick J. Sinko

F            Form of Legal Opinion for Counsel to NaviCyte

G            Form of Legal Opinion for Counsel to Trega


* Certain of the exhibits and schedules have been omitted from this Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is considered immaterial from an investor's perspective. Trega will furnish supplementally a copy of any of the documents to the SEC upon request of the SEC.

                               INDEX OF SCHEDULES



Schedule                   Description
--------                   -----------

0            Sample Per Share Merger Consideration Calculations
1            Schedule for Distribution of Escrow Shares
2            Provisions for Substituted Options
   Plus:     Exhibit 2-A (the NaviCyte 1997 Stock Plan) thereto
2.2          NaviCyte Securities/Securityholders
2.5          Leases Requiring Consent
2.6          NaviCyte Financial Statements
2.7          Business Changes
2.8          Hazardous Substances
2.9          Personal Property
2.11         Employment/Compensation Schedule
2.16         Contracts
2.18(a)      NaviCyte Proprietary Rights
2.18(b)      NaviCyte Financial Projections
2.18(c)      Proprietary Rights Exceptions
2.18(d)      Unauthorized Use
2.18(e)      Proceedings
2.18(j)      Patent Applications
2.19         Insurance
2.20         Bank Accounts
2.25         Employee Benefits Plans
2.29         NaviCyte Affiliates
2.30         Discussions
3            NaviCyte Disclosure Schedule
4            Trega Disclosure Schedule
4.11         Guaranties by Dr. Grass
5            Registration Rights
5.2(n)       Open Obligations Owed to Dr. Grass

* Certain of the exhibits and schedules have been omitted from this Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is considered immaterial from an investor's perspective. Trega will furnish supplementally a copy of any of the documents to the SEC upon request of the SEC.

                                   SCHEDULE 0

               SAMPLE PER SHARE MERGER CONSIDERATION CALCULATIONS

Assumptions:          (A)    The Number of Fully Diluted NaviCyte Shares
                             outstanding is 2,100,500

                      (B) The number of shares of NaviCyte Common Stock outstanding as of immediately prior to the Effective Time (e.g., without assuming any exercise of any NaviCyte Options) is 1,200,000

Results:

        (1) Cash per share (of NaviCyte Common Stock) delivered promptly after the Effective Time: $0.175.

        (2) Current Shares per share (of NaviCyte Common Stock) delivered promptly after the Effective Time (or, with respect to Current Shares attributable to shares of NaviCyte Common Stock which are the subject of NaviCyte Options unexercised prior to the Effective Time - as and when corresponding Trega Substitute Options are exercised): 0.8926446 Current Shares.

        (3) Escrow Shares per share (of NaviCyte Common Stock) delivered into the Escrow Account: 0.2975482 Escrow Shares.

                                       0-1

                                   SCHEDULE 1

                   SCHEDULE FOR DISTRIBUTION OF ESCROW SHARES

        For purposes of the Agreement to which this Schedule 1 is attached, the Escrow Shares shall be distributed from the Escrow Account in at least two Tranches as follows:

FIRST TRANCHE

        Date of Distribution: promptly following the date which is one year after the Closing Date (the "FIRST ANNIVERSARY").

        Aggregate Amount of Escrow Shares Distributed in the First Tranche: the First Tranche of Escrow Shares shall be comprised of a number of shares determined as follows:

               [(A MINUS B) DIVIDED BY A] MULTIPLIED BY [C MINUS (D PLUS E)] where:

               A      =      the average of the closing prices of Trega Common
                             Stock quoted on the Nasdaq National Market for the period of twenty (20) trading days immediately preceding the First Anniversary;

               B      =      the average of the closing prices of Trega Common
                             Stock quoted on the Nasdaq National Market for the period of twenty (20) trading days immediately preceding the Closing Date;

               C      =      625,000 (or, if less, the number of Escrow Shares
                             being held in, or which are subject to, the Escrow
                             Account as of the First Anniversary (e.g., because one or more Trega Substitute Options shall not have been exercised in full as of such time));

               D      =      the number of Escrow Shares, if any, as to which
                             Trega shall have completed an exercise of its Offset Right (as defined in Section 6.1(a) of the
                             Agreement) as of the First Anniversary; and

               E      =      the number of Escrow Shares, if any, which Trega
                             shall determine (in its reasonable discretion and as of the First Anniversary) is representative of the value of the aggregate Damages (as defined in Section 6.1(a) of the Agreement) at issue with respect to any good faith claims asserted by Trega to exercise its Offset Right which shall not have been completely resolved as of the First
                             Anniversary (e.g., because such claims have not as of then been perfected or have otherwise been objected to as provided in Section 6.3 of the Agreement);


                                       1-1
               provided, however, that (i) if A is less than B, or if the product of D and E is greater than C, then the number of Escrow Shares comprising the First Tranche shall be zero, and (ii) if the product of the sum of D plus E multiplied by A is less than $30,000, then the sum of D plus E (for purposes of determining the First Tranche) shall be zero.

SECOND TRANCHE

        Date of Distribution: promptly following the date which is two years after the Closing Date (the "SECOND ANNIVERSARY").

        Aggregate Amount of Escrow Shares Distributed in the Second Tranche: the Second Tranche of Escrow Shares shall be comprised of a number of shares determined as follows:

               [F MINUS G] where:

               F      =      The number of Escrow Shares being held in, or
                             which are subject to, the Escrow Account as of the Second Anniversary; and

               G      =      the number of Escrow Shares, if any, which Trega
                             shall determine (in its reasonable discretion and as of the Second Anniversary) is representative of the value of the aggregate Damages at issue with respect to any good faith claims asserted by Trega to exercise its Offset Right which shall not have been completely resolved as of the Second
                             Anniversary (e.g., because such claims have not as of then been perfected or have otherwise been objected to as provided in Section 6.3 of the Agreement);

        provided, however, that Trega may, in its reasonable discretion, decrease the amount of shares represented by "G" above and, correspondingly, assert proportionate rights against up to one-fourth (25%) of the total amount of any shares of Trega Common Stock which remain subject to unexercised Trega Substitute Options less any amount which otherwise would have been released as of the First Anniversary (i.e., so that holders of Trega Substitute Options do not, by delayed exercise, avoid an appropriate share of the burden represented by Trega's Offset Rights).

OTHER TRANCHES

        If, following the distribution of Escrow Shares comprising the Second Tranche, any Escrow Shares shall have been withheld from distribution as a result of the unresolved status of one or more claims asserted by Trega to exercise its Offset Right, any such Escrow Shares shall be distributed as a subsequent Tranche promptly following the resolution of such claims if any such resolution does not fully exhaust the withheld Escrow Shares.

                                       1-2

                                   SCHEDULE 2

                          SUBSTITUTE OPTION PROVISIONS

* Each optionee must execute a release of all NaviCyte Option-related rights in exchange for a Trega Substitute Option.

* Each Trega Substitute Option will be exercisable for the aggregate amount of Per Share Merger Consideration, excluding Cash (and without any consideration in replacement of or in respect of such Cash), into which the shares of NaviCyte Common Stock represented by the replaced NaviCyte Option would have converted as a result of the Merger; provided, however, that no further vesting will occur after the Effective Time.

* Each Trega Substitute Option which is replacing a NaviCyte Option which is intended to qualify as an incentive stock option shall have a term and termination features which reflect the term and termination features of the replaced NaviCyte Option. All other Trega Substitute Options shall have a term which expires on the later of (i) two (2) years following the Effective Time or (ii) thirty (30) days after any termination of employment with NaviCyte (subject to a maximum term of ten (10) years from the date of grant of the replaced NaviCyte Option).

* For so long as Escrow Shares are being held in the Escrow Account and/or are subject to Trega's Offset Right, one-fourth (1/4) of the shares of Trega Common Stock issuable upon the exercise of any Trega Substitute Option shall be "Escrow Shares" (as defined in the Agreement) and, without limitation, such shares shall (A) be subject to the provisions of Sections 1.5 and 6 of the Agreement (including, without limitation, the Offset Right), SCHEDULE 1 thereto and the provisions of the Escrow Agreement and (B) delivered, as applicable (e.g., subject to Trega's rights pursuant to the Offset Right and/or release pursuant to the provisions of SCHEDULE 1 to the Agreement), into the Escrow Account promptly upon issuance.

* Upon the exercise of a Trega Substitute Option, the proper holder thereof shall become an "Entitled Holder" for purposes of Section 1.5(c)(iv) of the Agreement (e.g., with respect to shares of Trega Common Stock delivered into the Escrow Account on such holder's behalf) as though such holder's corresponding NaviCyte Option had been exercised prior to the Effective Time.

* The aggregate exercise price of each Trega Substitute Option shall be equivalent to its respective replaced NaviCyte Option (except that the exercise price per share of Trega Common Stock shall not be less than its par value).

* Shares of Trega Common Stock underlying Trega Substitute Options shall be the subject of registration on Form S-8 under the 1933 Act following the Closing.

                                       2-1

* Notwithstanding any other provision herein to the contrary, shares of Trega Common Stock issued pursuant to the exercise of any Trega Substitute Option shall not be transferable for a period of one year following the Closing Date. Shares issued prior to such time shall bear the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL [__________ __, 1999] [ONE YEAR FOLLOWING THE CLOSING DATE].

                                           2-2

                                   SCHEDULE 5*

                               REGISTRATION RIGHTS

        Subject to each Holder (as defined below) acknowledging and agreeing to be bound by the terms of this SCHEDULE 5, such Holder shall have the rights set forth herein with respect to such Holder's Registrable Securities (as defined below).

        1.     Definitions.  For purposes of this SCHEDULE 5:

               1.1 The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

               1.2 The term "REGISTRABLE SECURITIES" means (a) the shares of Trega Common Stock issued or distributed as Current Shares or Escrow Shares to the former stockholders of NaviCyte in connection with the Merger and (b) any Trega Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Trega Common Stock, excluding in all cases, however, (x) any Registrable Securities sold by a person in a transaction in which such person's registration rights are not assigned and (y) any shares of Trega Common Stock issued upon the exercise of any Trega Substitute Option;

               1.3 The term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 10 below; and

               1.4 The term "PREFERRED REGISTRABLE SECURITIES" means (a) the Trega Common Stock issued upon the conversion of Trega's Series A, Series B, Series C, Series D, Series E, Series F and Series G Preferred Stock, or any warrant to acquire any such Preferred Stock, (b) any other shares of Trega capital stock issued or issuable and with respect to which registration rights have been granted by Trega or may in the future be granted by Trega and (c) any Trega securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, Trega capital stock referenced in the foregoing clauses (a) or (b).

        2. Trega Registration. If (but without any obligation to do so), at any time after the first anniversary of the Closing Date, Trega proposes to register (including for this purpose a registration effected by Trega for stockholders other than the Holders) any of its stock or

--------

* Except as otherwise noted, Section references in this SCHEDULE 5 relate to sections of this SCHEDULE 5.

                                       5-1
other securities under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in an Trega stock plan or an SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), Trega shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by Trega to the address for each such Holder as reflected in the records of Trega, Trega shall, subject to the provisions of Section 6 below, cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered. In the event a Holder determines not to include any or all of the Registrable Securities held by such Holder in any such registration, such Holder shall continue to have the right to include such Registrable Securities in any subsequent registration, pursuant to the terms of this Section 2.

        3. Obligations of Trega. Whenever required under this SCHEDULE 5 to effect the registration of any Registrable Securities, Trega shall, as expeditiously as reasonably possible:

               3.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

               3.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

               3.3 Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               3.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Trega shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               3.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               3.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such

                                       5-2
registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               3.7 Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this SCHEDULE 5, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this SCHEDULE 5, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing Trega for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of Trega, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

        4. Furnish Information. It shall be a condition precedent to the obligations of Trega to take any action pursuant to this SCHEDULE 5 that the selling Holders shall furnish to Trega such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

        5. Expenses of Registration. Trega shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to Section 2 above for each Holder (which right may be assigned as provided in Section 10 below), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for all selling stockholders (in this regard, the Holder may be unable to select their own counsel and have the fees and disbursements of such counsel paid for by Trega), but excluding underwriting discounts and commissions relating to Registrable Securities.

        6.     Underwritings; Cut-Backs; Superior Rights.

               (a) In connection with any offering involving an underwriting of shares being issued by Trega, Trega shall not be required under Section 2 above to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Trega and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by Trega.

               (b) If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Trega that the underwriters reasonably believe compatible with the success of the offering, then Trega shall be required to include in the offering only that number of such

                                       5-3
securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities requested and entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical phrase concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of such persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals deemed hereby to be such "selling stockholder."

               (c) Any and all rights of Holders and/or rights relating to Registrable Securities pursuant to this SCHEDULE 5 shall be subject to, and qualified in their entirety by, the registration rights of the holders of Preferred Registrable Securities (including, without limitation, the rights of such holders of Preferred Registrable Securities to have Preferred Registrable Securities included in a registration requested by holders of Preferred Registrable Securities from which the Holders and/or Registrable Securities can be excluded (including, without limitation, because inclusion would reduce the number of Preferred Registrable Securities otherwise included)).

        7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of the provisions of this SCHEDULE 5.

        8. Indemnification. In the event any Registrable Securities are included in a registration statement under this SCHEDULE 5:

               8.1 To the extent permitted by law, Trega will indemnify and hold harmless each Holder, the officers and directors of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Trega of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and, within 30 days after Trega receives a written request containing a description in reasonable detail of the expenses incurred, Trega will advance to each Holder, officer, director, underwriter or controlling person any legal

                                       5-4
or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether prior to or after final disposition of any claim or action (unless there has been a final determination that such Holder, officer, director, underwriter or controlling person is not entitled to be indemnified for such expenses); provided, however, that at the time of such advance, such Holder, officer, director, underwriter or controlling person shall agree to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified pursuant to the terms of this Agreement; and provided, further, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Trega (which consent shall not be unreasonably withheld), nor shall Trega be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

               8.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless Trega, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Trega within the meaning of the 1933 Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which Trega or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse as incurred any legal or other expenses reasonably incurred by Trega or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further that in no event shall any indemnity under this Section 8.2 exceed the net proceeds from the offering received by such Holder.

               8.3 Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own

                                       5-5
counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8 to the extent such delay is prejudicial, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

               8.4 The obligations of Trega and the Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement under this SCHEDULE 5, and otherwise.

               8.5 If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        9. Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Trega to the public without registration, following the first anniversary of the Closing Date Trega agrees to:

               9.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

               9.2 file with the SEC in a timely manner all reports and other documents required of Trega under the 1933 Act and the 1934 Act; and

               9.3 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by Trega that it has complied with the

                                       5-6
reporting requirements of SEC Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of Trega and such other reports and documents so filed by Trega with the SEC and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

        10. Assignment of Registration Rights. The rights to cause Trega to register Registrable Securities pursuant to this SCHEDULE 5 may be assigned by
(a) a Holder to a transferee or assignee of an amount of such securities representing not less than five percent of the aggregate number of shares of Registrable Securities or (b) any Holder who transfers all of such Holder's shares; provided, however, that in each case Trega is, within a reasonable time after such transfer, furnished with (x) written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (y) an undertaking by the assignee to be bound by the provisions of this SCHEDULE 5; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act.

        11. Amendment of Registration Rights. Any provision of this SCHEDULE 5 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Trega and either (a) the holders of a majority of the Registrable Securities or (b) the Spokesperson. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon all Holders and all Registrable Securities.

        12. Termination of Registration Rights. Trega's obligations pursuant to this SCHEDULE 5 shall terminate as to any Holder and any Registrable Securities on the earlier of (a) when the Holder can sell all of such Holder's shares pursuant to Rule 144 under the 1933 Act during any 95-day period or (b) September 1, 2001.


                                       5-7